UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☒                Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SCHRÖDINGER, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

1540 Broadway, 24th Floor

New York, New York 10036

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 15, 2022

Dear Stockholders:

You are cordially invited to virtually attend the 2022 annual meeting of stockholders, or the Annual Meeting, of Schrödinger, Inc. To continue to support the health and well-being of our stockholders, employees and directors in light of the coronavirus (COVID-19) pandemic, the Annual Meeting will be held via the Internet at a virtual audio web conference at www.virtualshareholdermeeting.com/SDGR2022 on Wednesday, June 15, 2022, at 10:00 a.m., Eastern time.

At the Annual Meeting, the stockholders will consider and vote on the following matters:

1.

Election of three Class II directors, Jeffrey Chodakewitz, Michael Lynton and Nancy A. Thornberry, each to serve for a three-year term expiring at the 2025 annual meeting of stockholders and until his or her respective successor has been duly elected and qualified;

2.	Approval of an advisory vote on executive compensation;
3.	Holding an advisory vote on the frequency of future executive compensation advisory votes;
4.	Approval of the Schrödinger, Inc. 2022 Equity Incentive Plan;
5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
6.	Transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via the Internet at a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. This means that you can attend the Annual Meeting online, vote your shares during the online meeting and submit questions during the online meeting. We believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world.

You can find more information, including the nominees for director, in the proxy statement for the Annual Meeting, which is available for viewing, printing and downloading at www.proxyvote.com. The board of directors recommends that you vote “FOR” each of the Class II directors (Proposal No. 1), “FOR” the approval of the advisory vote on executive compensation, commonly referred to as the “say-on-pay” vote (Proposal No. 2), for  the  approval, on an advisory basis, of holding future executive compensation advisory votes every ONE YEAR, commonly referred to as the “say-on-frequency” vote (Proposal No. 3), “FOR” the approval of the Schrödinger, Inc. 2022 Equity Incentive Plan (Proposal No. 4), and “FOR” the ratification of the appointment of our independent registered public accounting firm (Proposal No. 5) as outlined in the attached proxy statement.

We are pleased to comply with the rules of the Securities and Exchange Commission that allow companies to distribute their proxy materials over the Internet under the “notice and access” approach. As a result, we plan to send to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice of Availability, instead of a paper copy of the proxy statement and our annual report for the fiscal year ended December 31, 2021, or the 2021 Annual Report. We plan to mail the Notice of Availability on or about April 28, 2022, and the Notice of Availability contains instructions on how to access our proxy materials over the Internet. The Notice of Availability also contains instructions on how each of our stockholders can request a paper copy of our proxy materials, including the proxy statement, our 2021 Annual Report, and a form of proxy card.

Stockholders of record at the close of business on April 19, 2022, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.

Your vote is important to us regardless of the number of shares you own. Whether or not you expect to virtually attend the Annual Meeting online, please vote your shares to ensure your representation and the presence of a quorum at the Annual Meeting. If you are a stockholder of record, you may vote your shares prior to the Annual Meeting on the Internet by visiting www.proxyvote.com, by telephone by calling 1-800-690-6903 and following the recorded instructions, or by completing, signing, dating, and returning a proxy card. If you mail your proxy card or vote by telephone or the Internet and then decide to attend the Annual Meeting and vote your shares online during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

If your shares are held in “street name,” that is, held for your account by a bank, broker or other nominee, you will receive instructions from the bank, broker or other nominee that you must follow for your shares to be voted.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor:

Georgeson LLC

1290 Avenue of the Americas, 9th Floor, New York, NY 10104

(800) 561-3947 (toll-free in North America)

+1 (781) 575-2137 (outside of North America)

A list of stockholders as of the close of business on the record date will be available for examination by our stockholders during the Annual Meeting. Further information about how to attend the Annual Meeting online, vote your shares and submit questions is included in the accompanying proxy statement.

By Order of the Board of Directors,
/s/ Yvonne Tran

Yvonne Tran Chief Legal Officer and Corporate Secretary

New York, New York

April 28, 2022

Important Notice Regarding Internet Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be held on June 15, 2022: The attached proxy statement and our 2021 annual report to stockholders, which includes our annual report on Form 10-K for the fiscal year ended December 31, 2021, are available for viewing, printing and downloading at www.proxyvote.com. These documents are also available to any stockholder who wishes to receive a paper copy upon written request to Schrödinger, Inc., 1540 Broadway, 24th Floor, New York, New York 10036, Attention: Investor Relations. The proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2021 are also available on the SEC’s website at http://www.sec.gov.

TABLE OF CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING1

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING2

PROPOSAL NO. 1—ELECTION OF THREE CLASS II DIRECTORS7

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION11

PROPOSAL NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES12

PROPOSAL NO. 4—APPROVAL OF THE SCHRÖDINGER, INC. 2022 EQUITY INCENTIVE PLAN13

PROPOSAL NO. 5—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 202224

CORPORATE GOVERNANCE25

EXECUTIVE AND DIRECTOR COMPENSATION32

EXECUTIVE COMPENSATION TABLES47

TRANSACTIONS WITH RELATED PERSONS57

PRINCIPAL STOCKHOLDERS61

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS63

STOCKHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING OF STOCKHOLDERS64

STOCKHOLDERS SHARING THE SAME ADDRESS65

OTHER MATTERS66

APPENDIX AA-1

1540 Broadway, 24th Floor

New York, New York 10036

(212) 295-5800

PROXY STATEMENT

2022 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Wednesday, June 15, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

This proxy statement contains information about the Annual Meeting of Stockholders of Schrödinger, Inc., or the Annual Meeting, to be held on Wednesday, June 15, 2022, at 10:00 a.m., Eastern time. To continue to support the health and well-being of our stockholders, employees and directors in light of the coronavirus (COVID-19) pandemic, the Annual Meeting will be held via the Internet at www.virtualshareholdermeeting.com/SDGR2022. There will not be a physical meeting location, and stockholders will not be able to attend the Annual Meeting in person. Further information about how to attend the Annual Meeting online is included in this proxy statement.

The board of directors of Schrödinger, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting and at any adjournment or postponement of that meeting. In this proxy statement, unless expressly stated otherwise or the context otherwise requires, references to “Schrödinger,” “the Company,” “we,” “us,” “our” and similar terms refer to Schrödinger, Inc. References to our website are inactive textual references only and the contents of our website are not incorporated by reference into this proxy statement.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies. If no instructions are specified, the shares represented by the proxies will be voted in accordance with the recommendations of our board of directors.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, we are providing access to our proxy materials over the Internet under the Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice of Availability, instead of a paper copy of this proxy statement and our annual report for the fiscal year ended December 31, 2021, or the 2021 Annual Report. We plan to mail the Notice of Availability on or about April 28, 2022, and the Notice of Availability contains instructions on how to access our proxy materials over the Internet. The Notice of Availability also contains instructions on how each of our stockholders can request a paper copy of our proxy materials, including this proxy statement, our 2021 Annual Report, and a form of proxy card.

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 15, 2022:

This proxy statement and our 2021 Annual Report are

available for viewing, printing and downloading at www.proxyvote.com.

A copy of our annual report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the Securities and Exchange Commission, or SEC, except for exhibits, will be furnished without charge to any stockholder upon written request Schrödinger, Inc., 1540 Broadway, 24th Floor, New York, New York 10036, Attention: Investor Relations. This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2021 are also available on the SEC’s website at http://www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q: What is the Purpose of the Annual Meeting?

A: At the Annual Meeting, our stockholders will consider and vote on the following matters:

1.

Election of three Class II directors, Jeffrey Chodakewitz, Michael Lynton and Nancy A. Thornberry, each to serve for a three-year term expiring at the 2025 annual meeting of stockholders and until his or her respective successor has been duly elected and qualified;

2.	Approval of an advisory vote on executive compensation;
3.	Holding an advisory vote on the frequency of future executive compensation advisory votes;
4.	Approval of the Schrödinger, Inc. 2022 Equity Incentive Plan;
5.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
6.	Transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first five items noted above.

Q: How Does the Board of Directors Recommend that I Vote on the Proposals?

A: Our board of directors unanimously recommends that you vote:

FOR the election of the three nominees to serve as Class II directors on our board of directors, each for a three-year term expiring at the 2025 annual meeting of stockholders and until his or her respective successor has been duly elected and qualified;

FOR the approval of the advisory vote on executive compensation;

FOR the approval, on an advisory basis, of holding future executive compensation advisory votes every ONE YEAR;

FOR the approval of the Schrödinger, Inc. 2022 Equity Incentive Plan; and

FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

How Can I Access the Proxy Materials?

The proxy materials, including this proxy statement, a proxy card and our 2021 Annual Report are available for viewing, printing and downloading on the Internet at www.proxyvote.com. If you would like to receive a paper copy of our proxy materials, you should follow the instructions for requesting paper materials in the Notice of Availability.

Q: Who Can Vote at the Annual Meeting?

A: Only stockholders at the close of business on the record date of April 19, 2022 are entitled to receive notice of the Annual Meeting and to vote the shares of our common stock and/or limited common stock that they held on that date. As of April 19, 2022, there were 61,973,968 shares of our common stock issued and outstanding and 9,164,193 shares of our limited common stock issued and outstanding. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting. Each share of limited common stock is entitled to one vote on each matter properly brought before the Annual Meeting, except for the election or removal of directors. Accordingly, each share of limited common stock is not entitled to vote on Proposal No. 1, but may vote on Proposal No. 2, Proposal No. 3, Proposal No. 4 and Proposal No. 5.

Q: What is the Difference Between a “Stockholder of Record” and a Beneficial Owner of Shares Held in “Street Name”?

A: Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the “stockholder of record” of those shares. In this case, your Notice of Availability has been sent to you directly by us. You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained in the Notice of Availability and in the section titled “How Do I Vote?” below.

Beneficial Owner of Shares Held in Street Name. If your shares are held by a bank, broker or other nominee, then you are considered the beneficial owner of those shares, which are held in “street name.” In this case, your Notice of Availability will be sent to you by that organization. The organization holding your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction form provided to you by that organization.

Q: Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

A: We are pleased to comply with the SEC rules that allow companies to distribute their proxy materials over the Internet under the “notice and access” approach. As a result, we plan to mail to our stockholders and beneficial owners of our capital stock a copy of the Notice of Availability instead of paper copies of this proxy statement, our proxy card, and our 2021 Annual Report. We are sending the Notice of Availability on or about April 28, 2022. Detailed instructions on how to access these materials via the Internet may be found in the Notice of Availability. This proxy statement and our 2021 Annual Report are available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Q: Why is the Annual Meeting a Virtual, Online Meeting?

A: To support the health and well-being of our stockholders, employees and directors in light of the COVID-19 pandemic, our Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the Internet. There will not be a physical meeting location. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to safely participate from any location around the world. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted and accessible during the Annual Meeting at www.virtualshareholdermeeting.com/SDGR2022. We have designed the virtual annual meeting to provide stockholders with the same rights and opportunities to participate as stockholders would have had at an in person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q: How Do I Virtually Attend the Annual Meeting?

A: The Annual Meeting will be a virtual meeting and you may not attend in person. The Annual Meeting will start at 10:00 a.m., Eastern time, on June 15, 2022.

You may log on to the virtual meeting at www.virtualshareholdermeeting.com/SDGR2022 starting 30 minutes before it begins. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 9:45 a.m., Eastern time, on June 15, 2022. If you encounter any difficulties accessing the virtual Annual Meeting, please contact technical support by following the instructions and technical support contact information, which will be provided to you at the virtual meeting website listed above.

Q: How Do I Vote?

A: If you are the stockholder of record of your shares, you can vote your shares by proxy prior to the Annual Meeting or online during the Annual Meeting. If you choose to vote by proxy prior to the Annual Meeting, you may do so by telephone, via the Internet or by mail as follows:

•

By Telephone Prior to the Annual Meeting. You may transmit your proxy over the phone by calling 1-800-690-6903 and following the instructions provided in the Notice of Availability and on the proxy card. You will need to have your Notice of Availability or proxy card in hand when you call.

•

Via the Internet Prior to the Annual Meeting. You may transmit your proxy via the Internet by following the instructions provided in the Notice of Availability and on the proxy card. You will need to have your Notice of Availability or proxy card in hand when you access the website. The website for voting is available at www.proxyvote.com.

•	By Mail Prior to the Annual Meeting. If you requested printed copies of proxy materials, you can vote by mailing your proxy card as described in the proxy materials.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Eastern time on June 14, 2022, and mailed proxy cards must be received by 11:59 p.m. Eastern time on June 14, 2022, in order to be counted at the Annual Meeting. If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

If you choose to vote online during the Annual Meeting, you may vote your shares electronically while virtually attending the Annual Meeting by following the instructions found on your Notice of Availability, proxy card and/or voting instruction form. If you vote by proxy prior to the Annual Meeting and choose to attend the Annual Meeting online, there is no need to vote again during the Annual Meeting unless you wish to change your vote.

If your shares are held in street name, your bank, broker or other nominee is required to vote the shares it holds on your behalf according to your instructions. The proxy materials, as well as voting and revocation instructions, will be forwarded to you by the bank, broker or other nominee that holds your shares. In order to vote your shares you will need to follow the instructions that your bank, broker or other nominee provides you. The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the bank, broker or other nominee that holds your shares. Therefore, we urge you to carefully review and follow the voting instruction form and any other materials that you receive from that organization.

Even if you plan to attend the Annual Meeting online, we urge you to vote your shares by proxy in advance of the Annual Meeting so that, if you become unable to attend the Annual Meeting, your shares will be voted as directed by you.

Q: Can I Vote My Shares by Filling Out and Returning the Notice of Internet Availability of Proxy Materials?

A: No. The Notice of Availability and proxy card contain instructions on how to vote by proxy via the Internet, by telephone, by requesting and returning a paper proxy card, or by voting online while virtually attending the Annual Meeting.

Q: How Do I Submit a Question for the Annual Meeting?

A: Questions may be submitted prior to the Annual Meeting at www.proxyvote.com or you may submit questions in real time during the Annual Meeting using our Annual Meeting platform at www.virtualshareholdermeeting.com/SDGR2022. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted and accessible during the Annual Meeting at www.virtualshareholdermeeting.com/SDGR2022. The Rules of Conduct and Procedures will address the ability of stockholders to ask questions during the meeting, including rules on permissible topics, and rules for how questions and comments will be recognized and disclosed to meeting participants. We will answer appropriate questions that are pertinent to the matters to be voted on by the stockholders at the annual meeting. Because time is limited at the annual meeting, we may not be able to answer all questions that are submitted. If there are any matters of individual concern to a stockholder and not of general concern to all stockholders, or if a question was not otherwise answered, such matters may be raised separately after the annual meeting by contacting Investor Relations at ir@schrodinger.com. To promote fairness and the efficient use of our resources and to address all stockholder questions, we will limit each stockholder to two questions, which should each be succinct and should cover only one topic. Questions from multiple stockholders on the same topic or that are otherwise related may be grouped, summarized and answered together.

Q: May I See a List of Stockholders Entitled to Vote as of the Record Date?

A: A list of stockholders as of the close of business on the record date will be available for examination by the stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/SDGR2022.

Q: How Many Shares Must Be Represented to Have a Quorum and Hold an Annual Meeting of Stockholders?

A: A quorum of stockholders is necessary to hold a valid meeting. Our amended and restated bylaws provide that a quorum will exist if stockholders holding a majority in voting power of the shares of capital stock issued and outstanding and entitled to vote at the meeting are present at the meeting in person, present by means of remote communication or represented by proxy. Where a separate vote by a class of capital stock is required by law or our restated certificate of incorporation, the holders of a majority in voting power of the shares of such class of the capital stock issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. Shares present virtually during the Annual Meeting will be considered shares present by means of remote communication at the meeting. Our board of directors has authorized the means of remote communication by which we plan to conduct the Annual Meeting. If a quorum is not present, we expect to adjourn the Annual Meeting until a quorum is obtained.

Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast. Broker non-votes occur when your bank, broker or other nominee submits a proxy for your shares (because the bank, broker or other nominee has received instructions from you on one or more proposals, but not all proposals, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the bank, broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it.

Q: What Ballot Measures are Considered “Discretionary” versus “Non-Discretionary”?

A: The election of directors (Proposal No. 1), the advisory vote on executive compensation (Proposal No. 2), the advisory vote on the frequency of future executive compensation advisory votes (Proposal No. 3) and the approval of the Schrödinger, Inc. 2022 Equity Incentive Plan (Proposal No. 4) are matters considered non-discretionary under applicable rules. A bank, broker or other nominee cannot vote without instructions on non-discretionary matters, and therefore there may be broker non-votes on Proposal Nos. 1, 2, 3 and 4.

The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 5) is a matter considered discretionary under applicable rules. A bank, broker or other nominee generally may exercise discretionary authority and vote on discretionary matters if no voting instructions have been provided. If they exercise this discretionary authority, no broker non-votes are expected in connection with Proposal No. 5.

Q: What Vote is Required to Approve Each Proposal?

A: A nominee will be elected as a director in an uncontested election if the votes cast “for” such nominee’s election by the stockholders entitled to vote exceed the votes cast “against” the nominee’s election (Proposal No. 1). Stockholders are not entitled to vote any shares of limited common stock in an election of directors. Abstentions and broker non-votes will not be counted as votes “for” or “against” such nominee’s election. Accordingly, abstentions and broker non-votes will have no effect on the voting on Proposal No. 1.

The affirmative vote of the holders of shares of capital stock having a majority in voting power of the votes cast by the holders of all of the shares present or represented by proxy and voted “for” or “against” such matter will be required for: approval of the advisory vote on executive compensation (Proposal No. 2); approval of one of the three frequency options (one year, two years or three years) under the advisory vote on the frequency of future executive compensation advisory votes (Proposal No. 3); approval of the Schrödinger, Inc. 2022 Equity Incentive Plan (Proposal No. 4) and the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (Proposal No. 5). Abstentions and broker non-votes will not be counted as votes cast or voted on Proposal Nos. 2, 3, 4 and 5. Accordingly, abstentions and broker non-votes will have no effect on the voting on Proposal Nos. 2, 3, 4 and 5.

As described in more detail in Proposal No. 2, because this proposal is non-binding, our board of directors may decide that it is in our and our stockholders’ best interests to compensate our named executive officers in an amount or manner that differs from that which is approved by our stockholders.

With respect to Proposal No. 3, if none of the three frequency options receives the affirmative vote of the holders of shares of capital stock having a majority in voting power of the votes cast, we will consider the frequency option (one year, two years or three years) receiving the highest number of votes cast by stockholders to be the frequency that has been recommended by stockholders. However, as described in more detail in Proposal No. 3, because this proposal is non-binding, our board of directors may decide that it is in our and our stockholders’ best interests to hold future executive compensation advisory votes more or less frequently than the option approved by our stockholders.

Q: What Happens if an Incumbent Director Nominee Fails to Receive More “For” Votes than “Against” Votes in an Uncontested Election?

A: Under our majority vote standard for the election of directors, the votes cast “for” a nominee must exceed the votes cast “against” that nominee. Our Corporate Governance Guidelines set forth a process that takes effect if an incumbent director nominee receives more “against” votes than “for” votes in an uncontested election. Upon such an occurrence, the affected director is expected, promptly following certification of the stockholder vote, to submit to the board of directors his or her offer to resign from the board. Such incumbent director shall continue to serve as a director while our nominating and corporate governance committee decides whether to accept or reject resignation offer.  The nominating and corporate governance committee will promptly consider the resignation offer submitted by such incumbent director and recommend to the board of directors the action to be taken with respect to such resignation offer. Such action may range from accepting the resignation, to maintaining such incumbent director but addressing what the nominating and corporate governance committee believes to be the underlying cause of the votes “against” the director, to resolving that such incumbent director will not be re-nominated for election in the future, to rejecting the resignation, to such other action that the nominating and corporate governance committee determines to be in the best interests of our company and our stockholders. In reaching its recommendation, the nominating and corporate governance committee will consider all factors it deems relevant. The board of directors will then act on the nominating and corporate governance committee’s recommendation, considering the factors considered by the nominating and corporate governance committee and such additional factors the board of directors believes to be relevant. After the board’s determination, we will promptly publicly disclose the board’s decision regarding the action to be taken with respect to such incumbent director’s resignation. If the board’s decision is to not accept the resignation, such disclosure will include the reasons for not accepting the resignation. If the director’s resignation is accepted, then the board of directors may fill the resulting vacancy in accordance with our amended and restated bylaws or may decrease the size of our board of directors. Our Corporate Governance Guidelines are posted on our website at www.schrodinger.com.

Q: How Are the Votes Counted?

A: Votes cast online during the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Q: Can I Revoke My Proxy and Can I Change My Vote?

A: If you are a stockholder of record, you may revoke your proxy before the vote is taken at the Annual Meeting:

•

by submitting by submitting a new proxy with a later date before the applicable deadline either signed and returned by mail or transmitted using the telephone or Internet voting procedures described in the “How Do I Vote?” section above;

•	by voting online at the Annual Meeting using the procedures described in the “How Do I Vote?” section above; or
•	by filing a written revocation with our corporate secretary.

 If your shares are held in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee holding your shares. You may also vote online during the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions.

Your virtual attendance at the Annual Meeting, without voting online during the Annual Meeting, will not automatically revoke your proxy.

Q: What are the Costs of Proxy Solicitation?

A: We will bear the costs of soliciting proxies. Our directors, officers and regular employees, without additional remuneration, may solicit proxies by mail, telephone, facsimile, email, personal interviews and other means.

We have retained Georgeson LLC, a proxy solicitation firm (the “Proxy Solicitor”), to solicit proxies in connection with the Annual Meeting at a cost of approximately $15,000, plus reimbursement of certain expenses and fees for additional services requested. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf.  Proxies will be solicited by the Proxy Solicitor by mail, telephone, e-mail and in person.

Q: Where Can I Find the Voting Results?

A: We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1—ELECTION OF THREE CLASS II DIRECTORS

Our board of directors currently consists of eight members. In accordance with the terms of our restated certificate of incorporation, our board of directors is divided into three classes (Class I, Class II and Class III), with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

•	the Class I directors are Ramy Farid and Gary Ginsberg, and their term expires at the annual meeting of stockholders to be held in 2024;
•	the Class II directors are Jeffrey Chodakewitz, Michael Lynton and Nancy A. Thornberry, and their term expires at the Annual Meeting; and
•	the Class III directors are Richard A. Friesner, Rosana Kapeller-Libermann and Gary Sender, and their term expires at the annual meeting of stockholders to be held in 2023.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our restated certificate of incorporation provides that the authorized number of directors may be changed only by resolution of our board of directors. Our restated certificate of incorporation also provides that our directors may be removed only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all outstanding shares of common stock, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Upon the recommendation of our nominating and corporate governance committee, our board of directors has nominated Jeffrey Chodakewitz, Michael Lynton and Nancy A. Thornberry for election as Class II directors at the Annual Meeting. Dr. Chodakewitz, Mr. Lynton and Ms. Thornberry are all presently directors, and have indicated a willingness to continue to serve as directors, if elected.

Our Corporate Governance Guidelines provide that the value of diversity should be considered and that director nominees should represent a diverse array of personal and professional characteristics, backgrounds, experiences and skills, including gender, racial or ethnic identity, international experience and/or expertise in a particular discipline or field. Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established records of professional accomplishment, the ability to contribute positively to the collaborative culture among our board members, knowledge of our business, understanding of the competitive landscape in which we operate and adherence to high ethical standards. Certain individual qualifications and skills of our directors that contribute to our board of directors’ effectiveness as a whole are described in the following paragraphs.

Nominees for Election as Class II Directors

Biographical information as of April 15, 2022, including principal occupation and business experience during the last five years, for our nominees for election as Class II directors at the Annual Meeting is set forth below.

Jeffrey Chodakewitz, M.D., age 66, has served as a member of our board of directors since April 2020. Dr. Chodakewitz has served as senior advisor to Blackstone Life Sciences, a life sciences fund, since March 2019. Before joining Blackstone Lifesciences, Dr. Chodakewitz served as executive vice president, clinical medicine and external innovation, at Vertex Pharmaceuticals Incorporated, or Vertex, a publicly traded pharmaceutical company, from April 2018 to March 2019. Dr. Chodakewitz served as executive vice president, global medicines development and medical affairs, and chief medical officer of Vertex from October 2014 to March 2018. Dr. Chodakewitz served as senior vice president and chief medical officer of Vertex from January 2014 to October 2014. Prior to joining Vertex, Dr. Chodakewitz spent over 20 years at Merck & Co., Inc., a pharmaceutical company, where he held a variety of roles including vice president of clinical research—infectious diseases & vaccines, vice president of clinical pharmacology/early stage development, senior vice president of late stage development, and senior vice president of global scientific strategy (infectious diseases, respiratory/immunology). Dr. Chodakewitz currently serves on the board of directors of Adicet Bio, Inc. (formerly known as resTORbio, Inc.), a publicly traded biopharmaceutical company, Freeline Therapeutics Holdings plc, a publicly traded biopharmaceutical company, and Praxis Precision Medicines, Inc., a publicly traded biotechnology company. Dr. Chodakewitz also served as a member of the board of directors of Tetraphase Pharmaceuticals, Inc., a then publicly-traded biopharmaceutical company, from June 2014 to July 2020. Dr. Chodakewitz received a B.S. in Biochemistry from Yale University and an M.D. from the Yale University School of Medicine. We believe that Dr. Chodakewitz’s experience with pharmaceutical and biotechnology companies qualifies him to serve on our board of directors.

Michael Lynton, age 62, has served as a member of our board of directors since January 2018 and chairman of our board of directors since October 2018. Mr. Lynton served as chief executive officer of Sony Entertainment Inc., an international entertainment company, from April 2012 to August 2017, as chairman and chief executive officer of Sony Pictures Entertainment Inc., from January 2004 to May 2017 and as chief executive officer of Sony Corporation of America, from March 2012 to August 2017. Mr. Lynton currently serves as chairman of the board of directors of Snap Inc., a publicly traded technology company, and Warner Music Group Corp., a publicly traded media company, and as a member of the board of directors of Ares Management Corporation, a publicly traded, global alternative asset manager, and The Boston Beer Company, Inc., a publicly traded beverage company. Mr. Lynton also served as a member of the board of directors of Pandora Media, Inc. from August 2017 to February 2019 and as a member of the board of directors of Pearson plc., a publicly traded publishing and education company, from February 2018 to June 2021. Mr. Lynton received a B.A. in History and Literature from Harvard College and an M.B.A. from Harvard Business School. We believe that Mr. Lynton’s public company board and management experience and his extensive business and leadership experience qualifies him to serve as chairman of our board of directors.

Nancy A. Thornberry, age 65, has served as a member of our board of directors since September 2019. Ms. Thornberry has served as chair, R&D of Kallyope, Inc., or Kallyope, a biotechnology company, since October 2021, and previously she served as chief executive officer of Kallyope from November 2015 to October 2021. Between August 2013 and October 2015, Ms. Thornberry was self-employed as a consultant to companies in the biotechnology and pharmaceutical industries. Prior to that, Ms. Thornberry spent over 30 years at Merck, a pharmaceutical company, where she held a variety of positions including senior vice president and franchise head, diabetes and endocrinology, from April 2011 to July 2013, senior vice president and franchise head, diabetes and obesity, from September 2009 to April 2011, vice president, worldwide basic research head, diabetes and obesity, from February 2007 to September 2009 and executive director, metabolic disorders, from 2004 to February 2007, among other positions. Ms. Thornberry currently serves on the board of directors of Denali Therapeutics Inc., a publicly traded biopharmaceutical company. Ms. Thornberry received a B.S. in Chemistry and Biology from Muhlenberg College. We believe Ms. Thornberry’s scientific background and experience in the life sciences industry qualifies her to serve on our board of directors.

The board of directors recommends voting “FOR” the election of Jeffrey Chodakewitz, Michael Lynton and Nancy A. Thornberry as Class II directors for a three-year term ending at the annual meeting of stockholders to be held in 2025.

Directors Continuing in Office

Biographical information as of April 15, 2022, including principal occupation and business experience during the last five years, for our directors continuing in office after the Annual Meeting is set forth below.

Class III Directors (Term Expires at 2023 Annual Meeting of Stockholders)

Richard A. Friesner, Ph.D., age 69, has served as a member of our board of directors since August 1990, when he co-founded us. Dr. Friesner is currently the William P. Schweitzer professor of chemistry at Columbia University, the principal investigator of the Friesner Research Group, a research laboratory within the Department of Chemistry at Columbia University, and he has served as a professor of chemistry at Columbia University since September 1990. Dr. Friesner is a Fellow of the American Academy of Sciences and a member of the National Academy of Sciences. Dr. Friesner received a B.S. in Chemistry from the University of Chicago and a Ph.D. in Chemistry from the University of California, Berkeley. We believe that Dr. Friesner’s extensive experience in theoretical chemistry and his extensive knowledge of our company since inception, as well as his distinguished scientific record, qualifies him to serve on our board of directors.

Rosana Kapeller-Libermann, M.D., Ph.D., age 58, has served as a member of our board of directors since January 2019. Dr. Kapeller-Libermann has served as president and chief executive officer of Rome Therapeutics, Inc., a therapeutics company, since April 2019. She has also served as an entrepreneur in residence at GV, a venture capital investment arm of Alphabet Inc. since November 2018. Prior to that, Dr. Kapeller-Libermann served as founding chief scientific officer of Nimbus Therapeutics, or Nimbus, a biotechnology company, from February 2010 to March 2018. Prior to joining Nimbus, she served as vice president of research at Aileron Therapeutics, Inc., a biopharmaceutical company, from August 2005 to September 2009. Dr. Kapeller-Libermann received an M.D. from Universidade do Estado do Rio de Janeiro and a Ph.D. in Molecular and Cellular Physiology from Tufts University. We believe Dr. Kapeller-Libermann’s scientific experience in the field of drug discovery and extensive experience working with life sciences companies qualifies her to serve on our board of directors.

Gary Sender, age 60, has served as a member of our board of directors since July 2019. Mr. Sender previously served as chief financial officer of Nabriva Therapeutics plc, or Nabriva, a publicly traded biopharmaceutical company, from May 2016 to March 2021. Prior to joining Nabriva, Mr. Sender served as chief financial officer and executive vice president at Synergy Pharmaceuticals Inc., or Synergy, a publicly traded biopharmaceutical company, from November 2015 to May 2016. Prior to joining Synergy, from

August 2009 to June 2015, Mr. Sender served as senior vice president, finance at Shire plc., or Shire, a biopharmaceutical company since acquired by Takeda Pharmaceutical Company Limited. Prior to joining Shire, Mr. Sender served as founding chief financial officer of Tengion, Inc., a regenerative medicine company, from August 2004 to July 2009. Mr. Sender currently serves on the board of directors of Harmony BioSciences Holdings, Inc., a publicly traded pharmaceutical company, and iBio, Inc., a publicly traded biotechnology company.  Mr. Sender also spent over 15 years in several leadership roles within Merck, a pharmaceutical company. Mr. Sender received a B.S. in Finance from Boston University and an M.B.A. from Carnegie-Mellon University. We believe Mr. Sender’s extensive experience in the life sciences industry, and in particular his financial acumen, qualifies him to serve on our board of directors.

Class I Directors (Term Expires at 2024 Annual Meeting of Stockholders)

Ramy Farid, Ph.D., age 57, has served as our president since January 2008, our chief executive officer since January 2017 and as a member of our board of directors since December 2012. Dr. Farid has been with our company for over 20 years and served as senior vice president from January 2005 to December 2007, vice president, scientific development and product management from January 2003 to December 2004 and product manager from January 2002 to December 2002. Dr. Farid serves on the board of directors of multiple biotechnology companies co-founded by us, and previously served on the board of directors of Morphic Holding, Inc., a biotechnology company. Prior to joining our company, Dr. Farid was an assistant professor in the Chemistry Department at Rutgers University. Dr. Farid received a B.S. in Chemistry from the University of Rochester and a Ph.D. from the California Institute of Technology, and he was a National Institutes of Health postdoctoral fellow in the Department of Biochemistry and Biophysics at the University of Pennsylvania. We believe that Dr. Farid’s extensive knowledge of our company and current role as our president and chief executive officer qualifies him to serve on our board of directors.

Gary Ginsberg, age 59, has served as a member of our board of directors since April 2020. Mr. Ginsberg served as the senior vice president and global head of communications at SoftBank Group Corp., or Softbank, an investment bank from November 2018 until December 2020. Before joining SoftBank, Mr. Ginsberg served as executive vice president of corporate marketing and communications at Time Warner Inc., a media company, from February 2010 to August 2018. Prior to that, Mr. Ginsberg spent 11 years at News Corporation, a media company, most recently as executive vice president of global marketing and corporate affairs and a member of the office of the chairman. Mr. Ginsberg currently serves on the board of directors of Townsquare Media, Inc., a publicly traded media company. Mr. Ginsberg also served on the board of directors of Synacor, Inc. from January 2012 to June 2020. Mr. Ginsberg received an A.B. in History from Brown University and a J.D. from Columbia University School of Law. We believe that Mr. Ginsberg’s business and leadership experience qualifies to him to serve on our board of directors.

Executive Officers Who Are Not Directors

Biographical information as of April 15, 2022 for our executive officers who are not directors is listed below.

Robert Abel, Ph.D., age 40, has served as our executive vice president, chief computational scientist, and head of modeling R&D since March 2021. Dr. Abel has been with our company for over 10 years and previously served as our executive vice president, science, from January 2020 to March 2021, senior vice president, science, from April 2017 to December 2019, vice president, scientific development from January 2014 to April 2017, director of structure-based science from January 2011 to December 2013, senior principal scientist and product manager from January 2010 to December 2010 and senior scientist from March 2009 to December 2009. Dr. Abel received a B.S. in Chemistry from the University of Florida and a Ph.D. in Chemical Physics from Columbia University. In graduate school, Dr. Abel was a National Science Foundation Graduate Research Fellow and a Department of Homeland Security Research Fellow and worked from May 2005 to August 2005 at Los Alamos National Laboratory under the auspices of the DHS Research Fellowship.

Karen Akinsanya, Ph.D., age 54, has served as our president, R&D therapeutics since February 2022 and previously served as our executive vice president, chief biomedical scientist, head of discovery R&D from January 2020 to February 2022 and as our senior vice president and chief biomedical scientist from April 2018 to December 2019. Dr. Akinsanya spent 12 years at Merck & Co., Inc., or Merck, a pharmaceutical company, where she held a variety of positions across Merck Research Labs, including associate vice president, early scientific assessment lead, business development & licensing from December 2013 to July 2017, collaboration lead and executive director, cardiovascular research from January 2010 to December 2013, and associate director, clinical pharmacology from October 2005 to December 2009. Prior to Merck, Dr. Akinsanya held a number of roles in drug discovery at Ferring Pharmaceuticals in the United Kingdom and the United States from 1997 to 2005. In 2007, Dr. Akinsanya founded Envision Science Group LLC, or Envision, a translational science consulting company, where she currently serves as president. Dr. Akinsanya provided consulting services on behalf of Envision to companies in the pharmaceutical industry between July 2017 and April 2018. Dr. Akinsanya received a B.Sc. in Biochemistry from Queen Mary College, University of London, a Ph.D. in Endocrine Physiology from the Imperial College and completed postdoctoral studies at the Ludwig Institute for Cancer Research, University College, London.

Patrick Lorton, age 38, has served as our executive vice president and chief technology officer since March 2021. Mr. Lorton has been with our company for over 10 years and previously served as our senior vice president and chief technology officer from April 2017 to March 2021, vice president of engineering from January 2016 to April 2017, director of software engineering from January 2015 to January 2016, associate director of software engineering from December 2012 to January 2015, project leader from January 2011 to December 2012 and scientific developer from September 2006 to December 2012. Prior to joining our company, Mr. Lorton served as a chemistry research assistant from December 2005 to September 2006 and a computer science research assistant from August 2004 to July 2006 at Indiana University Bloomington. Mr. Lorton received a B.S. in Computer Science and a B.A. in Mathematics and Chemistry from Indiana University Bloomington.

Yvonne Tran, age 51, has served as our executive vice president and chief legal officer since April 2017, and previously served as our general counsel from April 2010 to April 2017. Prior to joining our company, Ms. Tran previously served as senior corporate counsel at Oracle America, Inc., or Oracle, a technology company, from January 2008 to April 2010. Prior to joining Oracle, Ms. Tran served as outside legal consultant from January 2006 to January 2008 and deputy general counsel from April 2000 to January 2006 at DoubleClick, Inc., an advertising technology company since acquired by Google LLC. Ms. Tran received a B.A. in Molecular Biophysics and Biochemistry from Yale University and a J.D. from the University of Virginia School of Law.

PROPOSAL NO. 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Exchange Act. Section 14A of the Exchange Act also requires that stockholders have the opportunity to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two or three years, which is the subject of Proposal No. 3.

Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. Under this program, our named executive officers are rewarded for the achievement of our short- and long-term strategic and financial goals and for driving corporate financial performance and stability. The program contains elements of cash and equity-based compensation and is designed to align the interests of our executive officers with those of our stockholders.

The section of this proxy statement titled “Executive and Director Compensation” beginning on page 32, including “Compensation Discussion and Analysis,” describes in detail our executive compensation program and the decisions made by our compensation committee and our board of directors with respect to the fiscal year ended December 31, 2021. Highlights of our executive compensation program include the following:

•	Using a performance-based annual cash incentive program to link executive compensation to the achievement of long-term and short-term company goals;
•	Setting challenging short-term goals for our cash incentive program;
•	Providing a significant portion of our executive compensation in the form of equity with time-based vesting;
•	Using market data from our peer group to set competitive compensation levels; and
•	Establishing stock ownership guidelines for our executives and non-employee directors.

As we describe in greater detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executive officers with our stockholders. The board of directors and compensation committee believe this link between compensation and the achievement of our short- and long-term strategic and financial goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our board of directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the “Compensation Discussion and Analysis”, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. Neither the outcome of this advisory vote nor of the advisory vote included in Proposal No. 3 overrules any decision by the Company or the board of directors (or any committee thereof), creates or implies any change to the fiduciary duties of the Company or the board of directors (or any committee thereof), or creates or implies any additional fiduciary duties for the Company or the board of directors (or any committee thereof). However, our compensation committee and board of directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The board of directors recommends that stockholders vote to approve the compensation of our named executive officers by voting “FOR” this proposal.

PROPOSAL NO. 3—ADVISORY VOTE ON THE FREQUENCY OF FUTURE EXECUTIVE COMPENSATION ADVISORY VOTES

In Proposal No. 2, we are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers. In this Proposal No. 3, we are asking our stockholders to cast a non-binding advisory vote regarding the frequency of future executive compensation advisory votes. Stockholders may vote for a frequency of every one, two, or three years, or may abstain.

Our board of directors will take into consideration the outcome of this vote in making a determination about the frequency of future executive compensation advisory votes. However, because this vote is advisory and non-binding, the board of directors may decide that it is in the best interests of our stockholders and the Company to hold the advisory vote to approve executive compensation more or less frequently. In the future, we will propose an advisory vote on the frequency of the executive compensation advisory vote at least once every six calendar years.

After careful consideration, the board of directors believes that an executive compensation advisory vote should be held every year, and therefore our board of directors recommends that you vote for a frequency of every ONE YEAR for future executive compensation advisory votes.

The board of directors believes that an annual executive compensation advisory vote will facilitate more direct stockholder input about executive compensation. An annual executive compensation advisory vote is consistent with our policy of reviewing our compensation program annually, as well as being accountable to our stockholders on corporate governance and executive compensation matters. We believe an annual vote would be the best governance practice for our Company at this time.

The board of directors believes that holding the executive compensation advisory vote every year is in the best interests of the Company and its stockholders and recommends voting for a frequency of every “ONE YEAR”.

PROPOSAL NO. 4—APPROVAL OF THE SCHRÖDINGER, INC. 2022 EQUITY INCENTIVE PLAN

Why We Are Requesting Stockholder Approval of the Schrödinger, Inc. 2022 Equity Incentive Plan

We are asking stockholders to approve the Schrödinger, Inc. 2022 Equity Incentive Plan, which we refer to in this proposal as the 2022 Plan. Our board of directors believes that our success depends, in large part, on our ability to maintain a competitive position by attracting, retaining and motivating key employees with experience and ability. We believe that our stock-based compensation programs are central to this objective. On March 15, 2022, upon the recommendation of the compensation committee, and subject to stockholder approval, the board of directors adopted the 2022 Plan. The 2022 Plan is intended to replace our 2020 Equity Incentive Plan, which we refer to as the Prior Plan. We believe the Prior Plan is insufficient to meet our equity compensation needs, thus impeding our ability to properly recruit, compensate, motivate, incent and retain our employees and other service providers. If the stockholders approve the 2022 Plan at the Annual Meeting, then we will not grant any new awards under the Prior Plan after the Annual Meeting, however, awards outstanding under the Prior Plan will remain in effect. If stockholders do not approve the 2022 Plan, the Prior Plan will remain in effect pursuant to its terms.

If stockholders approve the 2022 Plan, subject to adjustment in the event of stock splits and other similar events, awards may be made under the 2022 Plan for up to a number of shares of common stock equal to the sum of (i) 5,000,000 shares of common stock and (ii) such additional number of shares of common stock (up to 10,605,822 shares) as is equal to the sum of (A) the number of shares of common stock reserved for issuance under the Prior Plan that remain available for the grant of awards under the Prior Plan immediately prior to the approval of the 2022 Plan by the Company’s stockholders and (B) the number of shares of common stock subject to awards granted under the Prior Plan and under the Company’s 2010 Stock Plan (which we refer to as the 2010 Plan) that are outstanding as of the date the 2022 Plan is approved by the Company’s stockholders but which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by the Company at their original purchase price pursuant to a contractual repurchase right.

As of April 19, 2022, options to purchase an aggregate of 10,539,599 shares of common stock were outstanding under the Prior Plan, the 2010 Plan and the 2021 Inducement Equity Incentive Plan, having a weighted-average remaining term of 8.08 years and a weighted-average exercise price of $29.70 per share, 48,500 shares of common stock were subject to outstanding restricted stock units, or RSUs, granted under the Prior Plan, no shares of restricted stock were outstanding under the Prior Plan, and an additional 378,530 shares of common stock were reserved for future awards under the Prior Plan. We expect that the proposed share pool under the 2022 Plan will allow us to continue to grant equity awards for approximately two to three years, but the actual timeline may vary based on changes in participation, market practices and our stock price.

We believe that our stock-based compensation programs have been integral to our success in the past and will be important to our ability to succeed in the future. If the 2022 Plan is not approved, we will not have sufficient shares remaining available under the Prior Plan to meet our equity incentive needs as we continue to grow, including as we progress our drug discovery programs through IND-enabling studies and into clinical trials, as we continue to advance the science underlying our computational platform, and through potential future acquisitions. Therefore, we consider approval of the 2022 Plan vital to our future success. Accordingly, our board of directors believes adoption of the 2022 Plan is in the best interests of the Company and its stockholders and recommends a vote “FOR” the approval of the 2022 Plan.

Highlights of the 2022 Plan

The 2022 Plan includes several features that are consistent with protecting the interests of our stockholders and sound corporate governance practices.  These features are highlighted below, and are more fully described in the summary of the 2022 Plan further below in this proposal.

No Evergreen.    The 2022 Plan does not include an “evergreen” or other provision that provides for automatic increases in the number of shares available for grant under the plan.

No Liberal Share Recycling.    The 2022 Plan prohibits the re-granting of (i) shares withheld or delivered to satisfy the exercise price of an award or to satisfy tax withholding obligations, (ii) shares that were subject to a stock appreciation right, or SAR, and were not issued upon the net settlement or net exercise of such award, or (iii) shares repurchased on the open market using proceeds from the exercise of an award.

No Automatic Vesting of Awards on a Corporate Transaction.   The 2022 Plan does not provide for the automatic vesting of awards in connection with a corporate transaction.  Instead, the 2022 Plan allows our board of directors to provide for an acquiring corporation to assume awards in connection with corporate transactions or to take alternative actions such as providing for the substitution of awards, accelerating vesting of awards, terminating awards or requiring participants to exchange outstanding awards for the transaction consideration.

No Repricing of Awards.   The 2022 Plan prohibits the direct or indirect repricing of stock options or SARs without stockholder approval.

No Discounted Options or SARs.    All options and SARs must have an exercise or measurement price that is at least equal to the fair market value of the underlying common stock on the date of grant.

No Reload Options or SARs.    No options or SARs granted under the 2022 Plan may contain a provision entitling the award holder to the automatic grant of additional options or SARs in connection with any exercise of the original option or SAR.

No Dividend Equivalents on Options or SARs.    No options or SARs granted under the 2022 Plan may provide for the payment or accrual of dividend equivalents.

Dividends and Dividend Equivalents on Restricted Stock, Restricted Stock Units and Other-Stock Based Awards Not Paid Until Award Vests. Any dividends or dividend equivalents paid with respect to restricted stock, restricted stock units or other stock-based awards will be subject to the same restrictions on transfer and forfeitability as the award with respect to which it is paid.

Limit on Non-Employee Director Compensation.    The maximum aggregate amount of cash earned or paid and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any non-employee director in any calendar year may not exceed $750,000, in the case of an incumbent director and may not exceed $1,000,000, in any calendar year for any individual non-employee director in that non-employee director’s initial year of election or appointment. Exceptions to these limitations may only be made by our board of directors in extraordinary circumstances provided that the non-employee director receiving any additional compensation does not participate in the decision to award such compensation.

Material Amendments Require Stockholder Approval.    Stockholder approval is required prior to an amendment to the 2022 Plan that would (i) materially increase the number of shares authorized, (ii) expand the types of awards that may be granted, or (iii) materially expand the class of participants eligible to participate.

Administered by an Independent Committee.   The 2022 Plan is administered by the Compensation Committee, which is made up entirely of independent directors.

Reasons Why Stockholders Should Approve the 2022 Plan

Attracts, Retains and Motivates Talent.  It is critical to our success that we recruit, retain and motivate the best talent in what is a tremendously competitive labor market.  Equity-based compensation has always been and will continue to be a key component in our ability to pay market-competitive compensation to our newly hired employees, but also to retain our existing employees.

Aligns Employee and Director Interests with Stockholder Interests.    Providing a significant portion of our employee and non-employee director compensation in the form of equity directly aligns the interests of those employees and directors with the interests of our stockholders.  If the 2022 Plan is approved by stockholders, we will be able to continue granting equity-based incentives that foster this alignment between our employees and non-employee directors and our stockholders.

Information Regarding Overhang and Dilution

In developing our share request for the 2022 Plan and analyzing the impact of utilizing equity as a means of compensation on our stockholders, we considered both our “overhang” and our “burn rate.”

Overhang is a measure of potential dilution which we define as the sum of (i) the total number of shares underlying all equity awards outstanding and (ii) the total number of shares available for future award grants, divided by the number of shares of capital stock outstanding. As of April 19, 2022, there were 10,588,099 shares underlying all equity awards outstanding, 378,530 shares available for future awards, and 71,138,161 shares of common stock and limited common stock outstanding. Accordingly, our overhang at April 19, 2022 was 13.4%. If the 5,000,000 shares proposed to be authorized for grant under the 2022 Plan are included in the shares available for future award grants, our overhang on April 19, 2022 would have been 18.3%.

Burn rate provides a measure of the potential dilutive impact of our equity award program which we calculate by dividing the number of shares subject to equity awards granted during the year by the basic weighted average number of shares outstanding. Set forth below is a table that reflects our burn rate for the 2021 and 2020 calendar years as well as an average over those years.

Calendar Year	Awards Granted (000s)	Basic Weighted Average Number of Common Shares Outstanding (000s)	Gross Burn Rate (1)
2021	1,696	70,594	2.4%
2020	3,912	60,024	6.5%
Two-Year Average	2,804	—	4.5%

(1)	“Gross burn rate” which we define as the number of equity awards granted in the year divided by the basic weighted average number of common shares outstanding.

Description of the 2022 Plan

The following is a brief summary of the 2022 Plan, a copy of which is attached as Appendix A to this proxy statement. References to our board of directors in this summary shall include the compensation committee or any similar committee appointed by our board of directors or the officers of the Company to the extent that the board of directors’ powers or authority under the 2022 Plan have been delegated to such committee or officers, in accordance with the 2022 Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules

The 2022 Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, non-statutory stock options, SARs, restricted stock, restricted stock units, other stock-based awards and cash awards as described below, which we collectively refer to as awards.

Subject to adjustment in the event of stock splits, stock dividends or similar events, awards may be made under the 2022 Plan (any or all of which awards may be in the form of incentive stock options) for up to a number of shares of our common stock as is equal to the sum of:

•	5,000,000 shares of our common stock; and
•

such additional number of shares of common stock (up to 10,605,822 shares) as is equal to the sum of (x) the number of shares of our common stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan immediately prior to the date that the 2022 Plan is approved by our stockholders, which we refer to as the effective date, and (y) the number of shares of our common stock subject to awards granted under the Prior Plan and under our 2010 Plan that are outstanding as of the effective date and which awards expire, terminate or are otherwise surrendered, canceled, forfeited or repurchased by us at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of incentive stock options, to any limitations under the Code).

Shares of our common stock issued under the 2022 Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

The 2022 Plan provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted to any individual non-employee director in any calendar year may not exceed $750,000 in the case of an incumbent director. However, the maximum aggregate amount may not exceed $1,000,000 in any calendar year for any individual non-employee director in that non-employee director’s initial year of election or appointment.  Further, fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense will not count against this limit. Exceptions to this limitation may only be made by our board of directors in extraordinary circumstances provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation. This limitation does not apply to cash or awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company.

For purposes of counting the number of shares available for the grant of awards under the 2022 Plan, all shares of common stock covered by SARs will be counted against the number of shares available for the grant of awards. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that a restricted stock unit award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the 2022 Plan. In addition, if we grant a SAR in tandem with an option for the same number of shares of our common stock and provide that only one such award may be exercised, which we refer to as a tandem SAR, only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the 2022 Plan.

Shares covered by awards under the 2022 Plan that expire or are terminated, surrendered, or canceled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by us at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an SAR or an RSU that was settleable either in cash or in stock actually being settled in cash) will again be available for the grant of awards under the 2022 Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of an SAR, the number of shares counted against the shares available for the grant of awards will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of common stock that are delivered (by actual delivery, attestation, or net exercise) to us by a participant to purchase shares of common stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will not be added back to the number of shares available for the future grant of awards under the 2022 Plan. Shares purchased by us on the open market using proceeds from the exercise of an award will not increase the number of shares available for future grant of awards.

In connection with a merger or consolidation of an entity with us or our acquisition of property or stock of an entity, our board of directors may grant awards under the 2022 Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as our board of directors determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the 2022 Plan. No such substitute awards will count against the overall share limits, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options.    Optionees receive the right to purchase a specified number of shares of common stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the option grant. An option that is not intended to be an “incentive stock option” is a “non-statutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. If our board of directors approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of our common stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to optionees holding more than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries. Under the terms of the 2022 Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to optionees holding greater than 10% of the total combined voting power of all classes of our stock or any of our subsidiaries). The 2022 Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable option agreement or approved by our board of directors, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable option agreement or approved by our board of directors, and subject to certain conditions, by delivery to us of shares of Company common stock  owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable non-statutory stock option agreement or approved by our board of directors, by delivery of a notice of “net exercise” as a result of which we will retain a number of shares of common stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of our common stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable option agreement or approved by our board of directors, by any other lawful means, or (vi) by any combination of these forms of payment. No option granted under the 2022 Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the 2022 Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights.    An SAR is an award entitling the holder, upon exercise, to receive a number of shares of our common stock, or cash (or a combination of shares of our common stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of our common stock over the measurement price. The 2022 Plan provides that the measurement price of an SAR may not be less than the fair market value of our common stock on the date the SAR is granted (provided, however, that if our board of directors approves the grant of an SAR effective as of a future date, the measurement price shall not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of 10 years. No SARs granted under the 2022 Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the 2022 Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs. With respect to options and SARs, unless such action is approved by stockholders or otherwise permitted under the terms of the 2022 Plan in connection with certain changes in capitalization and reorganization events, we may not (1) amend any outstanding option or SAR granted under the 2022 Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (2) cancel any outstanding option or SAR (whether or not granted under the 2022 Plan) and grant in substitution therefor new awards under the 2022 Plan (covering the same or a different number of shares of our common stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the canceled option or SAR, (3) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of our common stock, or (4) take any other action under the 2022 Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market.

Restricted Stock Awards.    Restricted stock awards entitle recipients to acquire shares of our common stock, subject to our right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by us with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares.

Restricted Stock Unit Awards.    Restricted stock units, or RSUs, entitle the recipient to receive shares of our common stock, or cash equal to the fair market value of such shares, to be delivered at the time such award vests or on a deferred basis pursuant to the terms and conditions established by our board of directors. Our board of directors may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. Our board of directors may provide that a grant of RSUs may provide the participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of our common stock settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded.

Other Stock-Based Awards.    Under the 2022 Plan, our board of directors may grant other awards of shares of our common stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of our common stock or other property, having such terms and conditions as our board of directors may determine. We refer to these types of awards as other stock-based awards. Other stock-based awards may be available as a form of payment in settlement of other awards granted under the 2022 Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of our common stock or in cash, as our board of directors may determine. The award agreement of an other stock-based award may provide the holder of an other stock-based award with the right to receive dividend equivalents which may be settled in cash and/or shares of our common stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded.

Cash Awards.    Under the 2022 Plan, the board of directors has the right to grant cash-based awards including awards subject to performance conditions.

Performance Conditions. Our board of directors may specify that the degree of granting, vesting and/or payout of any award subject to performance-based vesting conditions will be subject to the achievement of one or more of the following performance measures established by the board of directors, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following measures (and which may be determined pursuant to generally accepted accounting principles, or GAAP, or on a non-GAAP basis, as determined by the board of directors): (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by our board of directors from time to time; (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment; (ix) improvement of financial ratings; (x) achievement of balance sheet or income statement objectives; (xi) total stockholder return or stock price; (xii) other comparable measures of financial and operational performance; and/ or (xiii) any other measure selected by our board of directors.  These goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Our board of directors may specify that these performance measures will be adjusted to exclude any one or more of: (I) extraordinary items; (II) gains or losses on the dispositions of discontinued operations; (III) the cumulative effects of changes in accounting principles; (IV) the writedown of any asset; (V) fluctuation in foreign currency exchange rates; (VI) charges for restructuring and rationalization programs; (VII) non-cash, mark-to-market adjustments on derivative instruments; (VIII) amortization of purchased intangibles; (IX) the net impact of tax rate changes; (X) non-cash asset impairment charges; (XI) gains on extinguishment of the tax receivable agreement; and (XII) any other factors as our board of directors may determine. These performance measures: (A) may vary by participant and may be different for different awards; (B) may be particular to a participant or the department, branch, line of business, subsidiary or other unit in which the participant works and may cover a period specified by the board of directors; and (C) may cover a period specified by the board of directors.  The board of directors will have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting us or our financial statements, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Our board of directors may adjust the cash or number of shares payable pursuant to a performance award, and the board of directors may, at any time, waive the achievement of the applicable performance measures.

Eligibility to Receive Awards

All of our  employees, officers, and directors, as well as our consultants and advisors, are eligible to receive awards under the 2022 Plan. However, incentive stock options may only be granted to our employees, employees of our present or future parent or subsidiary corporations, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, our board of directors may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member thereof if we would be eligible to use a Form S-8 under the Securities Act of 1933, as amended for the registration of the sale of the common stock subject to such award to the proposed transferee. Further, we are not required to recognize any transfer until such time as the participant and the permitted transferee have, as a condition to the transfer, delivered to us a written instrument in form and substance satisfactory to us confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit a transfer from the participant to the Company.

No Rights as a Stockholder; Clawback

No participant will have any rights as a stockholder with respect to any shares of common stock to be issued with respect to an award granted under the 2022 Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the 2022 Plan, a participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

Plan Benefits

As of April 19, 2022, approximately 804 persons were eligible to receive awards under the 2022 Plan, including the Company’s 731 employees (excluding officers), five officers (all of whom are also employees), seven directors (excluding the Chief Executive Officer, who is an officer), approximately 60 consultants and eight advisors (excluding consultants). The granting of awards under the 2022 Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below.

On April 19, 2022, the last reported sale price of the Company’s common stock on the Nasdaq Global Select Market was $29.35.

New Plan Benefits Table

The granting of awards under the 2022 Plan is discretionary, and the Company cannot now determine the number or type of awards to be granted in the future to any particular person or group, other than as set forth below.

Name and Position	Dollar Value (a)	Number of Shares of Common Stock Underlying Option Awards (a)	Number of Shares of Common Stock Underlying Restricted Stock Unit Awards (a)
Ramy Farid President and Chief Executive Officer	—	—	—
Joel Lebowitz Former Chief Financial Officer (b)	—	—	—
Karen Akinsanya President of R&D, Therapeutics	—	—	—
Robert Abel Executive Vice President, Chief Computational Scientist	—	—	—
Patrick Lorton Executive Vice President, Chief Technology Officer	—	—	—
All current executive officers as a group	—	—
All current directors who are not executive officers as a group	$1,330,000 (c)	(d)	—
All employees, including all current officers who are not executive officers, as a group	—	—	—

(a)	Other than for the non-employee directors, the amount is indeterminable.
(b)	Joel Lebowitz retired as our Chief Financial Officer in February 2022.
(c)

Under the terms of our non-employee director compensation program, we are obligated to grant each of our non-employee directors who is serving as a member of our board of directors on the date of our Annual Meeting an option to purchase a number of shares of our common stock having a Black-Scholes value as of the date of grant equal to $190,000. The amount set forth in the Dollar Value column above equals $190,000 multiplied by the seven current non-employee directors (including the three non-employee directors who are standing for election at the Annual Meeting, which election is more fully described in Proposal No. 1 of this proxy statement). The amount in the Dollar Value column above excludes (1) options that the then-serving non-employee directors will be entitled to receive under the non-employee director compensation program then in effect for subsequent years following 2022 and (2) any discretionary awards that any non-employee director may be awarded under the 2022 Plan.

(d)

The options to be granted on the date of our Annual Meeting will have a Black-Scholes value as of the date of grant equal to $190,000. The number of shares underlying the options is not determinable at this time.

If our stockholders do not approve the adoption of the 2022 Plan, the Company will grant the options on the date of our Annual Meeting to the non-employee directors under the Prior Plan.

Administration

The 2022 Plan will be administered by our board of directors. Our board of directors has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2022 Plan that it deems advisable and to construe and interpret the provisions of the 2022 Plan and any award agreements entered into under the 2022 Plan. Our board of directors may correct any defect, supply any omission or reconcile any inconsistency in the 2022 Plan or any award. All actions and decisions by our board of directors with respect to the 2022 Plan and any awards made under the 2022 Plan will be made at our board of directors’ discretion and will be final and binding on all persons having or claiming any interest in the 2022 Plan or in any award.

Pursuant to the terms of the 2022 Plan, our board of directors may delegate any or all of its powers under the 2022 Plan to one or more committees or subcommittees of our board of directors.  Our board of directors has delegated its authority to administer the 2022 Plan to the compensation committee.  Additionally, subject to any requirements of applicable law, our board of directors may delegate to one or more of our officers the power to grant awards (subject to any limitations under the 2022 Plan) to our employees or officers and to exercise other powers under the 2022 Plan as our board of directors may determine. However, no officer will be authorized to grant awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended, or the Exchange Act) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act. The board of directors has authorized the compensation committee to administer certain aspects of the 2022 Plan. Awards granted to non-employee directors must be granted and administered by a committee of the board of directors, all of the members of which are independent directors as defined by Section 5605(a)(2) or any successor provision of the Nasdaq Marketplace Rules.

Subject to any applicable limitations contained in the 2022 Plan, the board of directors, the compensation committee, or any other committee to whom the board of directors delegates authority, as the case may be, selects the recipients of awards and determines (i) the number of shares of common stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Each award under the 2022 Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and our board of directors need not treat participants uniformly. Our board of directors will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award. The board of directors may at any time provide that any award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of our common stock, other than an ordinary cash dividend, we are required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by our board of directors, to (i) the number and class of securities available under the 2022 Plan, (ii) the share counting rules set forth in the 2022 Plan, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award.

We will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the 2022 Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with our board of directors’ approval) arising out of any act or omission to act concerning the 2022 Plan unless arising out of such person’s own fraud or bad faith.

Amendment of awards. Except as otherwise provided under the 2022 Plan with respect to repricing outstanding stock options or SARs and with respect to the 2022 Plan, our board of directors may amend, modify or terminate any outstanding award, including but not limited to, substituting therefor another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a non-statutory stock option, provided that the participant’s consent to any such action will be required unless our board of directors determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the 2022 Plan or the change is otherwise permitted under the terms of the 2022 Plan in connection with a change in capitalization or reorganization event.

Reorganization Events

The 2022 Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the 2022 Plan as (a) any merger or consolidation of us with or into another entity as a result of which all of our common stock is converted into or exchanged for the right to receive cash, securities or other property, or is canceled, (b) any transfer or disposition of all of our common stock for cash, securities or other property pursuant to a share exchange or other transaction or (c) our liquidation or dissolution.

Provisions Applicable to Awards Other than Restricted Stock. Under the 2022 Plan, if a reorganization event occurs, our board of directors may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as our board of directors determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and us): (1) provide that such awards shall be assumed, or substantially equivalent awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (2) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (3) provide that outstanding awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an award shall lapse, in whole or in part prior to or upon such reorganization event, (4) in the event of a reorganization event under the terms of which holders of our common stock will receive upon consummation thereof a cash payment for each share surrendered in the reorganization event, which we refer to as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (A) the number of shares of our common stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that if the Acquisition Price per share (as determined by our board of directors) does not exceed the exercise price of the award, then the award will be canceled without any payment of consideration, (5) provide that, in connection with our liquidation or dissolution, awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (6) any combination of the foregoing. Our board of directors is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain restricted stock unit awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement.  Our board of directors, with reasonable notice to participants holding options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.

Provisions Applicable to Restricted Stock. Upon the occurrence of a reorganization event other than our liquidation or dissolution, our repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of our successor and will, unless our board of directors determines otherwise, apply to the cash, securities or other property which our common stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, our board of directors may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and us, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving our liquidation or dissolution, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and us, all restrictions and conditions on all restricted stock then outstanding shall automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

The board of directors may establish one or more sub-plans under the 2022 Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The board of directors will establish such sub-plans by adopting supplements to the 2022 Plan containing any limitations on the Board of Director’s discretion under the 2022 Plan and any additional terms and conditions not otherwise inconsistent with the 2022 Plan as the board of directors deems necessary or desirable. All supplements adopted by the board of directors will be deemed to be part of the 2022 Plan, but each supplement will only apply to participants within the affected jurisdiction.

Amendment or Termination

If we receive stockholder approval of the 2022 Plan, no award may be granted under the 2022 Plan after June 14, 2032, but awards previously granted may extend beyond that date. Our board of directors may amend, suspend or terminate the 2022 Plan or any portion of the 2022 Plan at any time, except that (i) no amendment may be made to the plan to permit an option or SAR to be repriced without stockholder approval and (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until such amendment has been approved by our stockholders. If the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if our common stock is not then listed on any national securities exchange), no amendment of the 2022 Plan materially increasing the number of shares authorized under the plan, expanding the types of awards that may be granted under the plan or materially expanding the class of participants eligible to participate in the plan will be effective unless and until the Company’s stockholders approve such amendment. If at any time the approval of our stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, our board of directors may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the 2022 Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the 2022 Plan at the time the amendment is adopted, provided that our board of directors determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the 2022 Plan. No award will be made that is conditioned on stockholder approval of any amendment to the 2022 Plan unless the award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of our common stock) prior to the receipt of such stockholder approval.

If stockholders do not approve the adoption of the 2022 Plan, the 2022 Plan will not go into effect, and the Company will not grant any awards under the 2022 Plan. In this event, the board of directors will consider whether to adopt alternative arrangements based on its assessment of the needs of the Company.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the 2022 Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Non-statutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Non-statutory Stock Options.    A participant will not have income upon the grant of a non-statutory stock option. A participant will have compensation income upon the exercise of a non-statutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights.    A participant will not have income upon the grant of a stock appreciation right. A participant generally will recognize compensation income upon the exercise of an SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.    A participant will not have income upon the grant of a restricted stock unit. A participant is not permitted to make a Section 83(b) election with respect to a restricted stock unit award. When the restricted stock unit vests, the participant will have income on the vesting date in an amount equal to the fair market value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the 2022 Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying common stock.

Tax Consequences to the Company.    There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Our board of directors recommends that you vote FOR the approval of the Schrödinger, Inc. 2022 Equity Incentive Plan.

PROPOSAL NO. 5—RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2022

Our stockholders are being asked to ratify the appointment by the audit committee of the board of directors of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. KPMG LLP has served as our independent registered public accounting firm since 2010.

The audit committee is solely responsible for selecting our independent registered public accounting firm for the fiscal year ending December 31, 2022. Stockholder approval is not required to appoint KPMG LLP as our independent registered public accounting firm. However, the board of directors believes that submitting the appointment of KPMG LLP to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain KPMG LLP. If the selection of KPMG LLP is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of our company and our stockholders.

A representative of KPMG LLP is expected to virtually attend the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions from our stockholders.

We incurred the following fees from KPMG LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2021 and 2020.

Fee Category	2021	2020
Audit fees (1)	$1,421,000	$829,875
Audit-related fees (2)	—	23,700
Tax fees (3)	$574,159	$178,259
All other fees	—	—

Total fees	$1,995,159	$1,031,834

(1)“Audit fees” consist of professional services provided by KPMG LLP in connection with the integrated audit of our annual consolidated financial statements and the review of our unaudited quarterly consolidated financial statements in 2021 and financial statement audit of our annual consolidated financial statements in 2020, as well as the review of our unaudited quarterly consolidated financial statements. The fees for fiscal year 2020 included services in connection with our follow-on public offering.

(2)“Audit-related fees” consist of assurance and related services provided by KPMG LLP that were reasonably related to the performance of the audit or review of our consolidated financial statements and which are not reported above under “Audit Fees”.

(3)“Tax fees” consist primarily of professional services provided by KPMG LLP that encompass a variety of permissible tax services, including federal and state tax compliance services, technical tax advice related to federal and state income tax matters, assistance with sales tax, and other tax consulting matters.

Audit Committee Pre-Approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and other permitted non-audit services provided to us by our independent registered public accounting firm. These policies provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement to render the service is entered into pursuant to the pre-approval procedure.

From time to time, our audit committee may pre-approve services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. These services may include audit services, audit-related services, tax services and other permissible non-audit services. Our independent registered public accounting firm and senior management will periodically report to the audit committee regarding the extent of services provided by our independent registered public accounting firm.

During our 2021 and 2020 fiscal years, no services were provided to us by KPMG LLP other than in accordance with the pre-approval policies and procedures described above.

The board of directors recommends voting “FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending the persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate director candidates.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and our board. While there are no specific minimum qualifications for a committee-recommended nominee to our board of directors, the qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:

•	Nominees should have a reputation for integrity, honesty and adherence to high ethical standards.
•

Nominees should have demonstrated business acumen, experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives and should be willing and able to contribute positively to our decision-making process.

•	Nominees should have a commitment to understand our company and our industry and to regularly attend and participate in meetings of our board of directors and its committees.
•

Nominees should have the interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders.

•

Nominees should not have, nor appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director.

•

Nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The value of diversity on our board of directors is considered. Nominees should represent a diverse array of personal and professional characteristics, backgrounds, experiences and skills including gender, racial or ethnic identity, international experience and/or expertise in a particular discipline or field.

•	Nominees should normally be able to serve for at least five years before reaching the age of 75.

The nominating and corporate governance committee may use a third-party search firm in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates. Any such proposals should be submitted to our corporate secretary at our principal executive offices and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate. The specific requirements for the information that is required to be provided for such recommendations to be considered for an annual meeting are specified in our amended and restated bylaws and must be received by us no later than the date referenced below under the heading “Stockholder Proposals for our 2023 Annual Meeting of Stockholders.”

Assuming that biographical and background material has been provided on a timely basis, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee. If our board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting.

Director Independence

Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and compensation committee members must also satisfy the independence criteria set forth in Rule 10C-1 under the Exchange Act. Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, among other things, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In order to be considered independent for purposes of Rule 10C-1, the board must consider, for each member of a compensation committee of a listed company, all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (1) the source of compensation of the director, including any consulting advisory or other compensatory fee paid by such company to the director; and (2) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

In March 2022, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors, with the exception of Dr. Farid and Dr. Friesner, is an “independent director” as defined under applicable Nasdaq rules. In April 2021, our board of directors also previously determined that Timothy M. Wright, a former director who did not stand for re-election at the 2021 annual meeting of stockholders, was an “independent director” as defined under applicable Nasdaq rules. In making such determinations, our board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances that our board of directors deemed relevant in determining his or her independence, including the beneficial ownership of our capital stock by each non-employee director. Dr. Farid is not an independent director under these rules because he is our president and chief executive officer, and Dr. Friesner is not an independent director under these rules because he has received more than $120,000 in consulting fees from us during a 12-month period within the last three years. See “Transactions with Related Persons” for more information regarding Dr. Friesner.

There are no family relationships among any of our directors or executive officers.

Board Committees

Our board of directors has established an audit committee, a compensation committee, a nominating and corporate governance committee and a drug discovery committee. Each of the audit committee, compensation committee, nominating and corporate governance committee and drug discovery committee operates under a charter, and each such committee reviews its respective charter at least annually. A current copy of the charter for each of the audit committee, the compensation committee, the nominating and corporate governance committee and the drug discovery committee is posted on the “Corporate Governance” section of the “Investors & Media” section of our website, which is located at www.schrodinger.com. Our board of directors also appoints from time to time ad hoc committees to address specific matters.

Audit Committee

The members of our audit committee are Gary Sender, Gary Ginsberg, and Michael Lynton. Gary Sender serves as chair of the audit committee. Our audit committee met six times during 2021. Our audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;
•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from that firm;
•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;
•	overseeing our risk assessment and risk management policies;

•	establishing procedures for the receipt and retention of accounting related complaints and concerns;
•	meeting independently with our internal auditing staff, if any, our independent registered public accounting firm and management;
•	reviewing and approving or ratifying any related person transactions; and
•	preparing the audit committee report required by Securities and Exchange Commission, or SEC, rules.

All audit and non-audit services to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Our board of directors has determined that Gary Sender is an “audit committee financial expert” as defined in applicable SEC rules and that each of the members of our audit committee possesses the financial sophistication required for audit committee members under Nasdaq rules. We believe that the composition of our audit committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Compensation Committee

The members of our compensation committee are Gary Sender, Rosana Kapeller-Libermann and Nancy A. Thornberry. Gary Sender serves as chair of the compensation committee. Nancy A. Thornberry was elected to our compensation committee in September 2021. Timothy M. Wright served on our compensation committee until the 2021 annual meeting of stockholders at which he did not stand for re-election. Our compensation committee met five times during 2021. Our compensation committee’s responsibilities include:

•	reviewing and approving, or making recommendations to our board of directors with respect to, the compensation of our chief executive officer and our other executive officers;
•	overseeing an evaluation of our senior executives;
•	overseeing and administering our cash and equity incentive plans;
•	reviewing and making recommendations to our board of directors with respect to director compensation;
•	reviewing and making recommendations to our board of directors with respect to management succession planning at the request of our board of directors;
•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules; and
•	preparing the compensation committee report if and to the extent then required by SEC rules.

We believe that the composition of our compensation committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Nominating and Corporate Governance Committee

The members of our nominating and corporate governance committee are Michael Lynton, Jeffrey Chodakewitz, and Nancy A. Thornberry. Michael Lynton serves as chair of the nominating and corporate governance committee. Our nominating and corporate governance committee met two times during 2021. Our nominating and corporate governance committee’s responsibilities include:

•	recommending to our board of directors the persons to be nominated for election as directors and to each of our board’s committees;
•	reviewing and making recommendations to our board of directors with respect to our board leadership structure;
•	developing and recommending to our board of directors corporate governance principles;

•	overseeing an annual evaluation of our board of directors; and
•

reviewing and making recommendations to our board of directors with respect to our environmental, social and governance, or ESG, policies and practices, including with respect to corporate sustainability efforts and diversity, equity and inclusion, or DEI, issues.

We believe that the composition of our nominating and corporate governance committee meets the requirements for independence under current Nasdaq and SEC rules and regulations.

Drug Discovery Committee

The members of our drug discovery committee are Jeffrey Chodakewitz, Rosana Kapeller-Libermann, and Nancy A. Thornberry. Jeffrey Chodakewitz serves as chair of the drug discovery committee. Timothy M. Wright served on our drug discovery committee until the 2021 annual meeting of stockholders, at which he did not stand for re-election. The drug discovery committee assists our board’s oversight of our drug discovery and research activities and assists us in evaluating related issues. Our drug discovery committee met five times during 2021. Our drug discovery committee’s responsibilities include:

•	reviewing, evaluating, and advising our board of directors and management regarding our long-term strategic goals and objectives and the quality and direction of our research and development programs;
•	monitoring and evaluating trends in research and development, and advising our board of directors and management on such trends;
•	reviewing, evaluating, and advising our board of directors and management on significant drug discovery and development transactions;
•	regularly reviewing our research and development pipeline;
•	assisting our board of directors with its oversight responsibility for enterprise risk management in areas affecting our drug discovery research and development; and
•	reviewing such other topics as delegated to the committee from time to time by our board of directors.

Compensation Committee Interlocks and Insider Participation

The directors who served as members of our compensation committee at any point during the year ended December 31, 2021 were Gary Sender, Rosana Kapeller-Libermann, Nancy A. Thornberry and Timothy M. Wright (who did not stand for re-election at our 2021 annual meeting of stockholders).  None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Board of Director Meetings and Attendance

Our board of directors recognizes the importance of director attendance at board and committee meetings. The full board of directors met five times during 2021. During 2021, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings held by the board of directors (during the period that such person served as a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Our corporate governance guidelines provide that directors are responsible for attending the annual meeting of stockholders. Each then-serving member of the board of directors, other than Dr. Wright, who did not stand for re-election at the 2021 annual meeting of stockholders, attended the 2021 annual meeting of stockholders.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on the “Corporate Governance” section of the “Investors & Media” section of our website, which is located at www.schrodinger.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq listing standards concerning any amendments to, or waivers from, any provision of the code.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines to assist the board of directors in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines provide that:

•	the principal responsibility of our board of directors is to oversee our management;
•	a majority of the members of the board of directors must be independent directors, unless otherwise permitted by Nasdaq rules;
•	the independent directors meet in executive session at least twice a year;
•	directors have full and free access to management and, as necessary, independent advisors;
•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•	our nominating and corporate governance committee will oversee an annual self-evaluation of the board to determine whether it and its committees are functioning effectively.

Under its charter, the compensation committee may form, and delegate authority to, subcommittees, consisting of independent directors, as it deems appropriate. In addition, under its charter, the compensation committee may delegate to one or more executive officers the power to grant options or other stock awards pursuant to our 2020 Equity Incentive Plan, or the 2020 Plan, to employees who are not directors or executive officers of our company. During 2021, the compensation committee did not delegate authority to such subcommittees or executive officers.

A copy of the corporate governance guidelines is available on the “Corporate Governance” section of the “Investors & Media” section of our website, which is located at www.schrodinger.com.

Board Leadership Structure and Oversight of Risk

Our corporate governance guidelines provide that the nominating and corporate governance committee shall periodically assess the board of directors’ leadership structure, including whether the offices of chief executive officer and chairman of the board of directors should be separate. Our guidelines provide the board of directors with flexibility to determine whether the two roles should be combined or separated based upon our needs and the board of directors’ assessment of its leadership from time to time. We do not currently have a lead independent director because the chairman of our board of directors is independent within the meaning of the Nasdaq listing rules.

We currently separate the roles of chief executive officer and chairman of the board of directors. Our president and chief executive officer is responsible for setting the strategic direction for our company and the day-to-day leadership and performance of our company, while the chairman of our board of directors presides over meetings of the board of directors, including executive sessions of the board of directors, and performs oversight responsibilities. Separating the duties of the chairman from the duties of the chief executive officer allows our chief executive officer to focus on our day-to-day business, while allowing the chairman to lead the board of directors in its fundamental role of providing advice to and independent oversight of management. Specifically, our chairman runs meetings of our independent directors, facilitates communications between management and the board of directors and assists with other corporate governance matters. Our board of directors believes that this structure ensures a greater role for the independent directors in the oversight of our company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of our board of directors. Our board of directors believes its administration of its risk oversight function has not affected its leadership structure. Our board of directors believes that we have an appropriate leadership structure for us at this time which demonstrates our commitment to good corporate governance. Although the roles of chairman and chief executive officer are currently separate, our nominating and corporate governance committee and board of directors believe it is appropriate for our chief executive officer to serve as a member of our board of directors.

Risk is inherent with every business and how well a business manages risk can ultimately determine its success. We face a number of risks, including those described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2021. Our board of directors is actively involved in oversight of risks that could affect us. Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis and our board of directors and its committees oversee the risk management activities of management. Our board of directors satisfies this responsibility through full reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our company. Our audit committee oversees risk management activities related to financial controls and legal and compliance risks. Our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning. Our nominating and corporate governance committee oversees risk management activities relating to board composition. Our drug discovery committee assists our board of directors in its oversight of our drug discovery and research activities. In addition, members of our senior management team attend our board meetings quarterly and are available to address any questions or concerns raised by the board on risk management and any other matters. Our board of directors believes that full and open communication between management and the board of directors is essential for effective risk management and oversight.

Hedging, Pledging and Margin Accounts

Our insider trading policy expressly prohibits short sales and derivative transactions of our stock by our directors, named executive officers and other employees, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on the company’s securities; and purchases of financial instruments or other transactions that are designed to hedge or offset any decrease in the market value of company securities.

In addition, our insider trading policy generally prohibits our directors, named executive officers and other employees from purchasing our securities on margin, borrowing against company securities held in a margin account, or pledging our securities as collateral for a loan.  However, an exception may be granted in extraordinary situations where a person wishes to pledge company securities as collateral for a loan (other than a margin loan) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities.  Any exception must be approved by our chief financial officer or chief legal officer or, in the case of a director or executive officer, by our audit committee. Other than the 373,450 shares of our common stock pledged by Dr. Friesner as collateral for a loan, no director, named executive officer or other employees have pledged any shares of our common stock. Prior to approving the pledge by Dr. Friesner, our audit committee considered that (1) Dr. Friesner’s pledge of our shares was not designed to shift or hedge any economic risk associated with his ownership of our common stock, (2) the total number of shares of common stock pledged as collateral for the loan constituted less than 1.0% of our total outstanding shares as the time of the pledge, (3) the amount of the pledged shares was considerably lower than the average daily and weekly trading volume of our common stock, (4) the amount of the contemplated $2.0 million loan relative to the market value of the pledged shares of common stock and (5) Dr. Friesner’s representation that he has the financial capacity to repay the borrowed amount under the loan without resort to the pledged shares.

Our Commitment to Environmental, Social, and Governance Matters

We believe that a commitment to corporate sustainability is integral to our mission to improving human health and quality of life. This commitment requires us to be responsive to ESG-related matters that impact both our internal and external stakeholders, along with the communities in which we operate. We expect to continue to focus on overseeing the ESG issues that have the biggest impact on our business and our stakeholders. These efforts will be focused on, among other things, DEI, impact tracking and measurement, and increasing corporate transparency.

More information about our ESG initiatives can be found in Part I, Item 1. Business — Human Capital of our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 24, 2022, and in our ESG At-a-Glance overview, available on the “Investors & Media” section of our website, which is located at www.schrodinger.com.

Board Diversity Matrix

In accordance with Nasdaq’s Board Diversity Rule, we have elected to include our board diversity matrix in this proxy statement as set forth below:

Board Diversity Matrix (as of April 28, 2022)
Board Size:
Total Number of Directors	8
Gender:	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	—	—
Number of Directors who Identify in any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

As part of any director nominee search, our nominating and corporate governance committee is committed to seeking out highly qualified director candidates who represent a diverse array of personal and professional characteristics, backgrounds, experiences and skills including gender, racial or ethnic identity, international experience and/or expertise in a particular discipline or field. Currently, we are actively engaged in recruiting diverse candidates to serve on our board of directors, and we have engaged an executive search firm to assist us with our director search. Our board of directors plans to add another diverse board member to the board of directors before our 2023 annual meeting of stockholders.

Communication with Our Directors

Any interested party with concerns about our company may report such concerns to the board of directors, or the chairman of our board of directors, or otherwise the chair of the nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

Schrödinger, Inc.

1540 Broadway, 24th Floor

New York, NY 10036

Attention: Board of Directors

You may submit your concern anonymously or confidentially by postal mail. You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to our legal counsel and a copy of such communication may be retained for a reasonable period of time. The director may discuss the matter with our legal counsel, with independent advisors, with non-management directors, or with our management, or may take other action or no action as the director determines in good faith using reasonable judgment and discretion.

Communications may be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that may be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by us regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, or auditing matters. Concerns regarding questionable accounting or auditing matters or complaints regarding accounting, internal accounting controls or auditing matters may be submitted to our chief legal officer or our chief financial officer, if any, at 1540 Broadway, 24th Floor, New York, New York 10036 or via the toll-free telephone number +1 844 440-0049.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

Our compensation committee is responsible for reviewing and overseeing our executive compensation policies and programs. Our compensation committee reviews and determines the compensation of our executive officers and makes recommendations to the board of directors with respect to the compensation of our chief executive officer. This section discusses the principles underlying our compensation committee’s policies and decisions with respect to the compensation of our named executive officers. Our named executive officers for the fiscal year ended December 31, 2021 were:

•	Ramy Farid, our president and chief executive officer;
•	Joel Lebowitz, our former chief financial officer;[1]
•	Karen Akinsanya, our president of R&D, therapeutics;[2]
•	Robert Abel, our executive vice president, chief computational scientist; and
•	Patrick Lorton, our executive vice president, chief technology officer.

Executive Summary

Schrödinger’s Business

We are transforming the way therapeutics and materials are discovered. Our differentiated, physics-based software platform enables discovery of high-quality, novel molecules for drug development and materials applications more rapidly, at lower cost, and with, we believe, a higher likelihood of success compared to traditional methods. Our software platform is used by biopharmaceutical and industrial companies, academic institutions, and government laboratories around the world. Our multidisciplinary drug discovery team also leverages our software platform to advance collaborative drug discovery and development programs and our own pipeline of novel therapeutics to address unmet medical needs. Our mission is to improve human health and quality of life by transforming the way therapeutics and materials are discovered.

2021 Highlights and 2022 Strategic Actions and Focus

We had strong results in 2021 and look forward to carrying that momentum through 2022. Our key successes since January 2021 include:

•	Generated 2021 total revenue of $137.9 million, up 28 percent over 2020
•	Generated 2021 software revenue of $113.2 million, up 22 percent over 2020
•	Increased our software customer base and ended 2021 with 1,647 active customers, up 13 percent over 2020[3]

[1]

Mr. Lebowitz retired effective as of February 28, 2022. After his retirement, Mr. Lebowitz has continued to assist us under the terms of a consulting agreement. For a description of the consulting agreement with Joel Lebowitz, see “—Employment Agreements and Other Arrangements” below.

[2]	Dr. Akinsanya was promoted from Executive Vice President, Chief Biomedical Scientist, Head of Discovery R&D to President of R&D, Therapeutics on February 16, 2022.
[3]	We define an active customer as a customer that had an ACV of at least $1,000 in the fiscal year.

•	Drove increased adoption of our software by our largest customers, as evidenced by the $34.1 million annual contract value, or ACV, of our top 10 customers, up 20 percent over 2020[4]
•	Generated 2021 drug discovery revenue of $24.7 million, up 59 percent over 2020
•	Advanced multiple programs into preclinical and clinical development, and ended the year with a total of seven collaborative programs in the clinic
•	Selected development candidates for our MALT1 and CDC7 inhibitor programs, and advanced the programs into IND-enabling studies
•	Anticipate initiating our first Phase 1 clinical trial of our MALT1 inhibitor in patients with relapsed and resistant lymphoma in the second half of 2022
•

Expanded our structural biology capabilities, with $6 million, all-cash purchase of XTAL BioStructures, Inc. in January 2022, which provides structural biology services, including biophysical methods, protein production and purification, and X-ray crystallography, to the pharmaceutical and biotechnology industries

•	Published 27 peer-reviewed papers across life sciences and materials science in 2021, underscoring our continued scientific advances
•

Established operations in South Korea in January 2022 and expanded presence in India in December 2021 to strengthen global expansion efforts, enhance competitive positioning and support both life science and materials sciences customers in the region

•	Continued focus on Environmental, Social and Governance initiatives

2021 Pay Outcomes and Decisions

The 2021 fiscal year was the first year following our initial public offering in February 2020 in which our compensation committee reviewed compensation programs for all employees, including pay levels for our executive officers. The following summarizes the key decisions made with respect to compensation for our named executive officers.

•

Our compensation committee made adjustments to base salaries to ensure that pay was competitive with the median of the external market. Prior to these adjustments, base salaries for our named executive officers were closer to the 25th percentile of the market.

•	Based on our strong performance achievement as described in the summary above, short-term annual performance-based cash incentives were paid out at 105% of target.
•

To ensure alignment of the interests of our named executive officers with those of our stockholders, equity awards were made exclusively in the form of stock options, with vesting based on continued service, the value of which depends on the performance of our common stock price and which the compensation committee considers performance-related, particularly for a newly public company. This is evidenced by the volatility of the trading price of our common stock during 2021, which impacted the compensation realized by executives as summarized below.

Compensation Objectives and Philosophy

To foster the future success of the company, our compensation committee rewards our executive officers in a manner that reinforces our pay-for-performance philosophy. Our compensation committee has designed our compensation program to align executive interests with our strategic objectives for growth and with the interests of our stockholders and to attract, retain and motivate

[4]

We track the ACV for each of our customers. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, we define ACV as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term.

employees whose performance is expected to drive long-term stockholder value. Our compensation committee is committed to ensuring that a substantial portion of our executive compensation is “at risk” and “variable”.

Named Executive Officers 2021 Target Compensation Mix
(Other than CEO)
4.1%
Annual Performance-
based Cash Incentive
9.7%
Base Salary
86.2%
Time-based Options

Overview of Our Compensation Programs

The key elements of our executive compensation programs include the following:

Compensation Element	Purpose	Features	Risk Level
Base salary	To attract and retain highly skilled executives	Fixed component of pay to provide financial stability, based on responsibilities, experience, individual contributions	Not at risk
Annual performance-based cash incentive	To promote and reward the achievement of our key short-term strategic and corporate performance goals; to motivate and attract executives	Variable, performance-based compensation linked to achievement of annual quantitative and qualitative company performance goals	At risk, short-term incentive
Long-term equity incentive awards	To focus executives on long-term performance; to promote retention; to reward outstanding company and individual performance

Stock options subject to multi-year vesting based on continued service, the value of which depends on the performance of our common stock price, in order to directly align executive interests with those of our stockholders over the longer-term

At risk, long-term incentive

We consider increases in base salary based upon an assessment of each executive’s performance, skill, knowledge and scope of responsibilities, and an assessment of competitive market data based on our peer group that is approved by the compensation committee.

Focusing on pay-for-performance, our 2021 performance-based cash incentive program was designed to reward achievements for 2021 as measured against pre-established quantitative and qualitative company performance goals.

We provide a significant portion of our executive compensation in the form of stock options. We typically make equity grants to each of our executive officers upon commencement of employment and annually in conjunction with our review of their individual performance and competitive market data based on our approved peer group. We believe that equity grants in the form of stock options with service-based vesting, which are the only types of equity awards we have granted to date, provide our executives with a strong link to our long-term performance, create an ownership culture, and help align the interests of our executives and our stockholders. Accordingly, we believe equity compensation is a crucial component of any competitive executive compensation package as it directly ties our executives’ success to that of our stockholders and, because we grant such equity compensation in the form of stock options, results in a potential payout only if there is an appreciation of our stock price following the date of grant.

The mix of compensation components is designed to reward annual performance against corporate goals and drive long-term company performance and create stockholder value. The compensation committee generally established overall target compensation for our executive officers near the 50th percentile of compensation paid to similarly situated executives of companies in our peer group.

In addition to our direct compensation elements, the following features of our compensation program are designed to align the interests of our executives with those of our stockholders and to follow market best practices:

What We Do	What We Don’t Do
•Use market data from an industry-specific peer group to set competitive compensation levels	•Allow hedging of equity
•Deliver executive compensation primarily through performance-based pay	•Permit re-pricing of stock options without stockholder approval
•Set challenging short-term incentive corporate goals	•Provide supplemental executive retirement plans
•Offer market-competitive benefits for executives that are consistent with those offered to the rest of our employees	•Provide tax gross-up payments for any change-of-control payments
•Have stock ownership guidelines applicable to our senior executive officers and non-employee directors	•Provide perquisites
•Propose to hold annual stockholder say-on-pay votes, pending the outcome of the 2022 “say-on-frequency” vote
•Double-trigger arrangements upon a change of control
•Consult with an independent compensation advisor on compensation levels and practices

Chief Executive Officer Compensation

We believe the target compensation mix provided to our chief executive officer in 2021 focused on our long-term success and was aligned with the long-term interests of our stockholders, in accordance with our compensation philosophy. Dr. Farid’s total compensation was targeted to be near the 50th percentile of compensation paid to similarly situated executives of companies in our 2021 peer group.

The graphic below illustrates the target mix of compensation elements among base salary, annual performance-based cash incentive award, and long-term equity incentive awards that vest over multiple years for our chief executive officer in 2021. Approximately 92.7% of the target compensation mix was at-risk. Approximately 88.1% of the target compensation mix consisted of long-term incentive compensation in the form of stock options that vest over multiple years.

Reflecting the strong alignment between pay and performance over the last year, our chief executive officer’s total realizable pay in the year ended December 31, 2021, represented by his actual salary and annual incentive earned, is approximately 11.9% of the total compensation disclosed in the Summary Compensation Table below on page 47. Approximately 88.1% of Dr. Farid’s 2021 total compensation as reported in the Summary Compensation Table on page 47 of this proxy statement relates to stock options granted in 2021 which vest over a four-year period. Dr. Farid will not realize any value from this stock option grant unless the options vest and the price of our common stock increases above $102.48 per share, the exercise price of the stock option. For more information on total compensation of Dr. Farid as calculated under SEC rules, see the Summary Compensation Table on page 47. This discussion of realizable pay is not a substitute for the total compensation of Dr. Farid as reported in the Summary Compensation Table.

Role of Our Compensation Committee and Management in Setting Executive Compensation

Our compensation committee reviews and oversees our executive compensation policies and programs. Our compensation committee reviews and determines the compensation of our executive officers, including the named executive officers, and makes recommendations to the board of directors with respect to the compensation of our chief executive officer. In connection with this process, the compensation committee evaluates the total mix of compensation vehicles to align each with our business goals and strategy. Our compensation committee believes that executive pay decisions require consideration of a multitude of relevant factors that may vary from year to year. In making executive compensation decisions, our compensation committee generally takes into consideration the factors listed below:

•	corporate performance, business needs and business impact;
•	each named executive officer’s individual performance, experience, job function, change in position or responsibilities, and expected future roles, responsibilities and contributions to our company;
•	internal pay equity among named executive officers and positions;
•	the need to attract new talent to our executive team and retain existing talent in a highly competitive industry and geographic region;
•	a range of market data reference points as described below under “Defining and Comparing Compensation to Market Benchmarks”;
•	the total compensation cost and stockholder dilution from executive compensation actions;
•	trends and compensation paid to similarly situated officers within our market;
•	recommendations of the outside, independent compensation consultant;
•	a review of a named executive officer’s total targeted and historical compensation and equity ownership;
•	our chief executive officer’s recommendations (with respect to executive officers other than himself), based on his direct knowledge of the performance by our named executive officers; and

•	evolving best practices in compensation and governance.

The evaluation of our executive officers is based in part on our overall corporate performance against annual corporate performance goals, which are related to financial and operational measures and objectives. The annual corporate performance goals are proposed by our executive team, discussed with the board of directors and approved by the compensation committee early each year, as discussed in more detail below. These annual corporate performance goals are designed to tie to the company’s overall corporate objectives. After the end of each year, our compensation committee determines overall corporate performance against these predetermined corporate performance goals.

As a part of determining our executive officers’ compensation, our compensation committee receives recommendations from our chief executive officer (except with respect to his own performance and compensation). In making his recommendations for executive officers other than himself, the chief executive officer receives input from our human resources department and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the compensation committee, as described below. While the chief executive officer discusses his recommendations for the other executive officers with the compensation committee, he does not participate in the deliberations concerning his own compensation.

Our chief executive officer’s annual base salary and his annual performance-based cash incentive award is approved by our board of directors, based upon the recommendation of our compensation committee. Either our compensation committee or our board of directors approves annual equity awards to our executive officers, including our chief executive officer.

Annual base salaries, annual performance-based cash incentive awards for prior year performance and annual equity awards are generally determined in the first quarter of each year.

Our compensation committee may also review the compensation of our executive officers throughout the course of the year, including in connection with promotions or other special circumstances that our compensation committee determines to be appropriate.

Role of the Independent Compensation Consultant

Since 2018, our compensation committee has retained Aon’s Human Capital Solutions practice, a division of Aon plc, or Aon, as its independent compensation consultant, to provide comparative data on executive compensation and director compensation practices in our industry and to advise on our executive compensation program generally. The compensation committee annually evaluates its engagement of compensation consultants, and selected Aon to advise with respect to compensation matters based on Aon’s industry experience and reputation, which our compensation committee concluded gave Aon useful context and knowledge to advise it.

During 2021, our compensation committee directly retained Aon to advise the compensation committee on our compensation program for executive officers and directors. As part of its services, Aon provided the compensation committee with publicly available compensation data from a peer group of similarly situated publicly traded companies. Aon provided guidance to the compensation committee with respect to the amount and form of executive and director compensation, design of the global long-term incentive program and an overview of the latest trends in executive compensation. Although our compensation committee considers the advice and guidance of Aon as to our executive compensation program and our director compensation program, our compensation committee ultimately makes its own determinations about these matters. In the future, we expect that our compensation committee will continue to engage independent compensation consultants to provide additional guidance on our executive compensation programs and to conduct further competitive benchmarking against a peer group of publicly traded companies.

Aon was retained exclusively by the compensation committee and has not been retained by management to perform any work for the company other than projects performed at the direction of the compensation committee.

The compensation committee reviewed information regarding the independence and potential conflicts of interest of Aon, taking into account, among other things, the factors set forth in the Nasdaq listing standards. Based on such review, the compensation committee concluded that the engagement of Aon did not raise any conflict of interest.

Defining and Comparing Compensation to Market Benchmarks

The compensation committee uses competitive compensation data from an annual total compensation study of peer companies, compiled by Aon, to help inform its decisions about overall compensation opportunities and specific compensation elements.

In evaluating the total compensation of our named executive officers, our compensation committee, using information provided by Aon, establishes a peer group of publicly traded companies in the life sciences and software industries.

For purposes of compensation for 2021, in September 2020, our compensation committee, with the advice of Aon, selected our 2021 peer group. The selection criteria for inclusion in the 2021 peer group included a majority biotechnology companies (including biopharmaceuticals, medical devices and diagnostics companies), supplemented by software technology peers, that had: (1) annual revenues of $30 million to $300 million (to exclude mature, commercial companies); (2) a market capitalization of approximately one-third to three times our market capitalization at the time of review; (3) headcount of one-third to three times our projected headcount for the end of 2020, which resulted in a range of approximately 150 to 1,500 employees in size; and (4) an initial public offering within the last five years. The compensation committee seeks to have an equal balance of smaller and larger companies by market capitalization and by size.

In addition, in establishing the peer group for the following compensation cycle, the compensation committee reviews the current peer group with a view to preserve continuity in peer group from year to year, despite the inherent volatility in market capitalization and size of companies in our industries, and to address acquisition activity. For the purposes of determining the 2022 peer group, which the compensation committee used to inform, in part, executive compensation levels for 2022, the selection criteria were substantially the same as the criteria for the 2021 peer group, however the market capitalization range was adjusted upward to reflect our higher market capitalization at the time of review in August 2021.

With reference to these metrics, the compensation committee established the following peer groups for 2021 and 2022 as set forth in the following table:

Peer Group Company	2021 Peer Group	2022 Peer Group
Life Sciences Peers
Acceleron Pharma Inc.	X	X
Adaptive Biotechnologies Corp.	X	X
Agios Pharmaceuticals, Inc.	X	X
Allogene Therapeutics, Inc.	X	X
bluebird bio, Inc.	X	X
Blueprint Medicines Corp.	X	X
BridgeBio Pharma, Inc.	X	X
CRISPR Therapeutics AG	X	X
Deciphera Pharmaceuticals, Inc.	X	X
Denali Therapeutics Inc.	X	X
Ginkgo Bioworks Holdings, Inc.		X*
Halozyme Therapeutics, Inc.		X*
MyoKardia, Inc.	X*
Reata Pharmaceuticals Inc.	X	X
Recursion Pharmaceuticals, Inc.		X*
REGENXBIO Inc.	X*
Twist Bioscience Corp.		X*
Software Peers
Certara, Inc.		X*
Model N, Inc.	X*
Yext, Inc.	X	X
Varonis Systems Inc.	X	X
Zuora Inc.	X	X

*MyoKardia, Inc. was removed as a peer in 2021 because it was acquired by Bristol-Meyers Squibb in November 2020. REGENXBIO Inc. and Model N, Inc. were removed because their market capitalizations fell below the selection range at the time the 2022 peer group was approved. All additions to the 2022 peer group were to maintain a balance of selection criteria while maintaining a robust sample size of companies.

This market data was used as a reference point, in addition to other factors, in setting our named executive officer’s compensation in 2021. Since we operate in a technically advanced environment, the competition for experienced and talented executives is high. Our compensation committee’s general aim is for compensation to remain competitive with the market. In 2021, our compensation committee generally targeted total compensation for our executive officers at approximately the 50th percentile of the market data.

Competitive market positioning is only one of a multitude of factors, as described above under “Role of Our Compensation Committee and Management in Setting Executive Compensation,” that our compensation committee considers in making compensation decisions, including individual performance and potential, criticality to the business, and internal equity.

Base Salary

We provide base salaries to our named executive officers to compensate them with a fair and competitive base level of compensation for services rendered during the year. None of our named executive officers is party to an employment agreement or other agreement or arrangement that provides for automatic or scheduled increases in base salary. On an annual basis, our compensation committee determines (or recommends, in the case of the chief executive officer) the base salary for each executive officer, including our named executive officers, based on the executive officer’s performance, skills, knowledge and the responsibilities required of our executive officers. In addition, our compensation committee reviews and considers the level of base salary paid by companies in our peer group for similar positions. Any changes in base salary made as part of the annual review process are typically effective at the beginning of the fiscal year.

Our compensation committee's annual assessment of our named executive officers’ base salaries takes into consideration our objective to retain highly qualified executives, to motivate them to achieve our business goals, and to reward them for the achievement of short- and long-term performance.

At the beginning of 2021, our compensation committee reviewed the compensation of our chief executive officer and each of our other named executive officers. With respect to Dr. Farid, our compensation committee recommended, and our board of directors approved, an increase in his annual base salary from $525,800 to $620,000 for 2021. This determination was based on his critical role at our company and overall company performance, along with the fact that Dr. Farid’s base salary prior to the increase was significantly below the 25th percentile of the market. Following the increase, Dr. Farid’s base salary was positioned at approximately the market 50th percentile.

The compensation committee also approved merit increases in base salary for each of our other named executive officers serving at that time, based on overall company performance (with the input of our chief executive officer), expected roles and responsibilities for 2021, the market conditions and a comparison of their base salaries to the market median base salaries of similarly situated executive officers in our 2021 peer group. Prior to the increases in base salary described in the table below, the base salaries for all of our named executive officers were below the market 25th percentile. The increases brought the base salaries for our named executive officers, except for Dr. Farid, to approximately the market 25th percentile in the aggregate.

The table below sets forth the adjustments to the base salary for 2021, in dollars and as a percentage, for each of our named executive officers.

Name	2020	2021	Increase (%)
	Base Salary	Base Salary
Ramy Farid	$525,800	$620,000	17.9%
Joel Lebowitz	$375,000	$410,000	9.3%
Karen Akinsanya	$400,000	$460,000	15.0%
Robert Abel	$316,000	$356,000	12.7%
Patrick Lorton	$312,000	$352,000	12.8%

Annual Performance-based Cash Incentive. In August 2019, our board of directors adopted our Senior Executive Incentive Compensation Plan. The Senior Executive Incentive Compensation Plan provides for cash incentive payments to be made to certain eligible executive officers, including our named executive officers, based upon the attainment of performance targets established by our compensation committee, which are related to financial and operational measures or objectives with respect to our company. Each executive officer who is selected to participate in the plan has an annual targeted bonus opportunity based on a percentage of salary, but payments under this plan may be higher or lower than the executive’s target bonus opportunity, depending upon our performance. This plan is designed to motivate our executive officers to achieve annual goals based on financial and operating performance objectives.

Our compensation committee administers the Senior Executive Cash Incentive Plan, selects the eligible executive officers, and selects the corporate performance goals.

Cash awards paid under the Senior Executive Incentive Compensation Plan are based upon formulas that tie such cash awards to performance targets under the corporate performance goals. The formulas are adopted annually by the compensation committee and communicated to each executive officer at the beginning of each year. The level of achievement of the corporate performance goals will be determined by the compensation committee. If the corporate performance goals are met, payments are made as soon as practicable following the determination by the compensation committee (or the board of directors, upon the recommendation of the compensation committee, in the case of the chief executive officer) of the cash award payable to each executive officer. Subject to the compensation committee’s discretion to pay a pro-rated cash award under limited circumstances, each executive officer must be employed by us on the date the cash award is payable in order to be eligible to receive the cash payment. Our board of directors or the compensation committee may amend or terminate the Senior Executive Incentive Compensation Plan at any time for any reason.

The table below summarizes the predetermined 2021 corporate performance goals and level of achievement for each goal as approved by the compensation committee.

Certain of these corporate performance goals include highly sensitive and competitive data, including preclinical, technical, operational and financial targets. We do not disclose the specific portions of these goals because we believe that such disclosure would result in competitive harm to us. Revealing certain elements of these goals could potentially reveal insights about our preclinical, clinical, regulatory, financial and strategic plans or objectives that our competitors or potential collaborators could use against us.

2021 Corporate Performance Goals	2021 Corporate Goal Achievement
Business	108%

•Drug discovery

oexpand structural biology capabilities

oexecute on business development initiatives

oachieve financial targets

•Materials science discovery – execute on initiatives to establish materials science discovery collaborations

•Software – achieve financial and growth targets

Platform R&D	123%

•Science underlying our platform

oimprove hit finding technologies

oenable targets with limited structural biology support by refinement of intermediate quality structures oimprove ADMET (absorption, distribution, metabolism, excretion, and toxicity) modeling capabilities osupport expanded deployment of our large-scale ideation and scoring capabilities oprogress polymorph prediction capabilities

Drug Discovery R&D	92%

•Collaborative drug discovery projects and internal drug discovery pipeline

oAchieve target number of collaborative molecules entering validated hit series, lead optimization and development candidate stages

oAchieve target number of internal molecules entering validated hit series, lead optimization and development candidate stages, and IND-enabling studies

Tech & IT	96%
•Combination of internal and/or customer-facing technology, IT, cybersecurity and infrastructure goals
Finance & Legal	100%
•Combination of legal, finance, and corporate organization goals, including fully implementing compliance and controls processes required under the Sarbanes-Oxley Act of 2002, or SOX
Corporate	108%

•Combination of human resources, budgeting and ESG goals, including execute on hiring plans, operate within budget, cultivate and maintain a supportive and collaborative culture in a distributed work environment, and develop, implement and communicate internally and externally an ESG strategy

2021 Performance Achievement Percentage	105%

Each of the corporate goals identified above included a number of sub-goals, and in order to arrive at the corporate goal achievement percentages shown above, our compensation committee averaged the percentage of achievement for each of the sub-goals.

Our compensation committee then averaged the corporate goal achievement percentage for each of the corporate goals to determine our overall performance achievement percentage. Based on these assessments and calculations, our compensation committee determined that the 2021 corporate performance goals were achieved at an overall level of 105% of target.

In determining the overall level of achievement, our compensation committee made the following assessments:

•

Business Goals – Assessment of 108% was based largely on achievement at target of bookings for our drug discovery and software businesses and achievement above target with respect to our ability to execute on entering into collaboration agreements. In particular, we entered into a novel collaboration with Zai Lab Limited, which provides us with co-development and co-commercialization rights.

•

Platform R&D Goals (science underlying our platform) – Assessment of 123% was based on performance above target with respect to our ability to continue to expand the domain of applicability of our platform by enabling more targets that our platform can prosecute and improving the effectiveness and efficiency of our predictions. In particular, we completed an initial version of our polymorph prediction solution ahead of schedule, resulting in a workflow that we believe has the potential to be significantly faster and more accurate than competitor software. In addition, we began deploying polymorph prediction on our collaborative and internal drug discovery programs.

•

Drug Discovery R&D Goals (collaborative drug discovery projects and internal drug discovery pipeline) – Assessment of 92% was based largely on performance at target with respect to our ability to meet milestones for our internal pipeline, which was partially offset by performance below target with respect to the advancement of collaborative drug discovery programs driven by certain COVID-related delays in drug discovery projects due to reductions in capacity at contract manufacturing organizations and contract research organizations.

•

Tech & IT Goals – Assessment of 96% was based on performance at target with respect to deploying quarterly software releases and meeting other deliverables, including executing on cybersecurity initiatives, which was partially offset by performance below target of building out new offices in the United States and abroad driven by COVID-related delays.

•

Finance and Legal Goals – Assessment of 100% was based on our performance at target with respect to implementing SOX compliance and controls processes for 2021, establishing an optimal global corporate entity structure, and developing and executing on an integrated investor relations and corporate communications plan.

•

Corporate Goals – Assessment of 108% was based on our ability to execute at target on our 2021 hiring and budgeting plans, on-board and integrate a significant number of new employees at our newly established Indian subsidiary, and develop, implement and communicate internally and externally an ESG strategy. This level of achievement was, in particular, impacted by the performance above target of our ability to maintain a supportive and collaborative culture as evidenced by our employee retention rate of 96.5% for the year ended December 31, 2021.

The table below shows each named executive officer’s target cash incentive award under the Senior Executive Incentive Compensation Plan as a percentage of the named executive officer’s annual base salary in 2021, the cash target incentive award opportunity in dollars for 2021 and the actual cash incentive awards paid to our named executive officers for 2021 performance, which were paid in January 2022, as well as the actual 2021 cash incentive award payment as a percentage of the 2021 target cash incentive award opportunity. In the aggregate, the target incentive award opportunity for our named executive officers reflects approximately the 50th percentile of our 2021 peer group.

Name	2021 Target Incentive Award (% of 2021 Base Salary)	2021 Target Incentive Award Opportunity ($)	2021 Actual Incentive Award ($)(1)	2021 Actual Incentive Award (% of 2021 Target Incentive Award Opportunity)
Ramy Farid	60%	$372,000	$390,600	105%
Joel Lebowitz	40%	$164,000	$172,200	105%
Karen Akinsanya	40%	$184,000	$193,200	105%
Robert Abel	40%	$142,400	$149,520	105%
Patrick Lorton	40%	$140,800	$147,840	105%

(1) Under the Senior Executive Incentive Compensation Plan, cash incentive awards were determined for 2021 by multiplying the target incentive award opportunity for each named executive officer by 105%, which is the overall achievement level of the corporate performance goals as determined by our compensation committee.

In April 2022, the compensation committee determined the performance goals that will be used to assess corporate performance in 2022. Cash incentive awards under the 2022 annual incentive program will be determined in substantially the same manner as under the 2021 annual incentive program, though our compensation committee plans to apply weightings to our financial, science and technology, and collaborative and internal programs goals for 2022 and beyond.

Equity Incentives

Although we do not have a formal policy with respect to the grant of equity incentive awards to our named executive officers, we believe that equity grants provide our executives with a strong link to our long-term performance, create an ownership culture, help to align the interests of our named executive officers and our stockholders and provide competitive levels of executive compensation. In addition, we believe that equity grants with a time-based vesting feature promote executive retention because this feature incentivizes our named executive officers to remain in our employment during the vesting period. The market for qualified and talented executives in the industry in which we operate is highly competitive, and we compete for talent with many companies that have greater resources than we do. As such, we believe equity compensation is a crucial component of any competitive executive compensation package we offer.

Accordingly, our compensation committee periodically reviews the equity incentive compensation of our named executive officers and from time to time may grant equity incentive awards to them in the form of stock options with time-based vesting features. Our compensation committee utilizes stock options to ensure alignment of the interests of our named executive executives with those of our stockholders. Our compensation committee considers stock options with service-based vesting to be performance-related, particularly for a newly public company.

We typically make stock option grants to our named executive officers upon commencement of employment and annually in conjunction with our review of their individual performance and competitive market data based on our approved peer group. None of our executive officers is party to an employment agreement that provides for the automatic award of stock options.

The options that we grant to our named executive officers typically vest and become exercisable as to 25% of the shares underlying the option on the first anniversary of the vesting commencement date and as to an additional 2.0833% of the original number of shares underlying the option monthly thereafter. Vesting rights cease upon termination of employment and exercise rights for previously vested stock options cease shortly after termination of employment, though exercisability is extended in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including no voting rights and no right to receive dividends or dividend equivalents. The term of options we have granted to our named executive officers is ten years.

Equity awards granted to our named executive officers are approved by either our compensation committee or our board of directors and, other than equity awards to new hires, are typically granted at the beginning of the year. The size of equity awards varies among our executive officers based on their positions, competitive market data, and annual performance assessments. All stock options granted have exercise prices equal to the fair market value of our common stock on the date of grant, which is typically the date that either our compensation committee or our board of directors approves such award. The exercise prices are determined by reference to the closing market price of our common stock on the Nasdaq Global Select Market on the date of grant, so that the recipient will not realize any value from his or her options unless our stock price increases above the stock price on the date of grant. Accordingly, this portion of our named executive officers’ compensation is at risk and is directly aligned with stockholder value creation.

As part of the ongoing review of our compensation strategy and practices, the compensation committee determines the appropriate mix of the type of equity awards and the size of the award, based in part on recommendations from Aon. The compensation committee may approve different award types in the future as part of the overall compensation strategy.

In connection with the annual review of our named executive officers’ compensation and consistent with our compensation philosophy, in February 2021, our compensation committee granted options to purchase shares of our common stock to our named executive officers, in the amounts set forth in the table below, each at an exercise price of $102.48 per share. These option grants were based on the named executive officer’s level of responsibility within our company, equity ownership in relation to the peer group benchmark data, and the compensation committee’s assessment of the named executive officer’s individual performance (with input from our board of directors, in the case of our chief executive officer) and our overall company performance, in each case without reference to any specific metric.

Name	2021 Option Awards (#) (1)
Ramy Farid	150,000
Joel Lebowitz	40,000
Karen Akinsanya	80,000
Robert Abel	80,000
Patrick Lorton	80,000

(1) These options vested as to 25% of the original number of shares underlying the options on February 27, 2022, and vest in equal monthly installments for the remaining shares through February 27, 2025.

The grant date fair values of the stock options granted to our named executive officers in 2021 and shown in the Summary Compensation Table and the Grants of Plan-Based Awards for 2021 table below were determined in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. The compensation committee’s overall philosophy is to award pay that aligns with market 50th percentile while taking into account individual performance, potential, and criticality to the business. The stock options granted are reflective of that philosophy and our strong performance for 2020.

2022 Executive Compensation Decisions

In January 2022, our compensation committee (or our board of directors, in the case of our chief executive officer) approved 2022 base salaries and target cash incentive percentages for 2022, and in February 2022, our compensation committee approved (with input from our board of directors, in the case of our chief executive officer) annual stock option awards for our named executive officers. The table below sets forth the 2022 compensation levels for our named executive officers.

Name	2022 Base Salary (1)	Base Salary Increase over 2021 (%)	2021 Target Cash Incentive Award (% of 2021 Base Salary)	Change in Target Cash Incentive Award from 2021	Options Awards (#)(2)
Ramy Farid	$651,000	5.0%	60%	-	215,000
Joel Lebowitz (3)	$430,000	4.9%	40%	-	-
Karen Akinsanya	$520,00 (4)	13.0% (4)	50% (4)	10% increase (4)	80,000
Robert Abel	$374,000	5.1%	40%	-	70,000
Patrick Lorton	$370,000	5.1%	40%	-	70,000

(1) The base salaries were effective as of January 1, 2022. The salary increases reflect merit and market-based adjustments.

(2) On February 9, 2022, our compensation committee approved the grant of these stock option awards at an exercise price of $27.76 per share, the closing price on the date of grant. The options are subject to time-based vesting, with 25% of the shares underlying the option vesting on the first anniversary of the grant date and an additional 2.0833% of the original number of shares underlying the option vesting monthly thereafter.

(3) Mr. Lebowitz retired as our chief financial officer, effective as of February 28, 2022. Since his retirement, Mr. Lebowitz has continued to provide financial consulting and advisory services to us pursuant to a consulting agreement. Mr. Lebowitz also receives certain severance payments pursuant to a transition, separation and release of claims agreement. For a description of his consulting agreement and the transition, separation and release of claims agreement, see “—Employment Agreements and Other Arrangements”.

(4) On January 6, 2022, our compensation committee approved an increase in Dr. Akinsanya’s base salary to $483,000 and approved her 2022 target incentive percentage at 40% of her base salary. On February 16, 2022, Dr. Akinsanya was appointed as President of R&D, Therapeutics. In connection with such appointment, our compensation committee approved an increase in her base salary from $483,000 to $520,000 and an increase in her 2022 target incentive percentage to 50% of her base salary, effective as of February 16, 2022.

Severance and Change in Control Benefits

Our Executive Severance and Change in Control Benefits Plan, which we refer to as the Severance Plan, became effective following the closing of our initial public offering and provides severance benefits to certain of our executives, including our named executive officers, if their employment is terminated by us without “cause” or, only in connection with a “change in control” of our company, they terminate employment with us for “good reason” (as each of those terms is defined in the Severance Plan).

We believe that providing these benefits helps us compete for executive talent. These benefits are designed to promote stability and continuity of our executives and are intended to preserve employee morale and productivity and encourage retention in the face of the disruptive impact of an actual, threatened, or rumored change in control of the company. We prefer to have certainty regarding the potential severance amounts payable to named executive officers, rather than negotiating severance at the time that a named executive officer’s employment terminates.

Please refer to “—Executive Severance and Change in Control Benefits Plan” below for a more detailed discussion of severance and change in control benefits for our named executive officers. We also have provided estimates of the value of the severance payments made and other benefits provided to our named executive officers under specified termination circumstances under the caption “—Potential Payments Upon Termination or Change in Control” below.

Benefits and Other Compensation

Other compensation to our executives consists primarily of the broad-based benefits we provide to all full-time employees in the United States, including medical, dental and vision insurance, group life and disability insurance. We also maintain a defined contribution employee retirement plan for our employees, including our named executive officers. The plan is intended to qualify as a tax-qualified 401(k) plan so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan (except in the case of contributions under the 401(k) plan designated as Roth contributions). Under the 401(k) plan, each employee is fully vested in his or her deferred contributions. Vesting in our discretionary matching contributions is based on years of service to us, with 25% vesting per year of service to us and 100% vesting at the end of the fourth year of service to us. Employee contributions are held and invested by the plan’s trustee as directed by participants. Our 401(k) plan provides that each participant can contribute up to 75% of such participant’s eligible compensation (pre-tax or post-tax Roth contributions), up to the statutory limit, which was $19,500 for 2020 and $19,500 for 2021. Participants who are at least 50 years old are also eligible to make “catch-up” contributions of up to an additional $6,500 above the statutory limit in 2020 and up to an additional $6,500 above the statutory limit in 2021. The 401(k) plan provides us with the discretion to match participant contributions up to certain specified amounts. Effective January 1, 2019, we began making discretionary matching contributions to participants under our 401(k) plan equal to 50% of the participant’s contribution to the 401(k) plan up to a maximum participant contribution of 8% of participant’s eligible compensation.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites to our named executive officers. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by our compensation committee.

Equity Ownership Guidelines for Directors and Executives

In 2021, our board of directors adopted equity ownership guidelines applicable to our directors and executives who are required to make filings under Section 16 of the Exchange Act or have the title of executive vice president. To further align the interests of our directors and executive with the interests of our stockholders, our board of directors determined that such directors and executives should hold shares of our common stock and other equity rights that have a fair market value commensurate with their respective roles with us. The board or the compensation committee has the full power to administer and interpret the equity ownership guidelines.

The ownership requirement applicable to our directors and executives will be equal to the following multiple of the individual’s base salary or cash retainer, as applicable:

Title	Dollar value of equity
Chief Executive Officer	3.0x base salary
Executive Vice President	2.0x base salary
Senior Vice President	1.0x annual base salary
Non-employee directors	3.0x annual cash retainer

The ownership requirement will be measured as to each director and executive as of June 30 of each year. Our current directors and executives are required to achieve the applicable ownership requirement by June 30, 2026. However, each of our directors and executive officers currently meets the applicable ownership requirement. Newly hired and newly promoted executives and newly elected directors, in each case, not previously subject to these guidelines are expected to achieve the applicable ownership requirement within five years from the date of hire, promotion, or initial election, as applicable.

In calculating equity ownership level, the following shares and equity rights shall be included: outstanding shares of common stock that are not pledged, vested restricted stock units and performance stock units, unvested restricted stock units and performance stock units that remain subject only to time-based vesting, unexercised, vested in-the-money stock options, and any other vested grants or account balances under share-based company compensation plans. Unvested restricted stock units and performance stock units subject to performance conditions, unvested stock options, and pledged shares of common stock shall not be included in calculating any individual’s equity ownership level. Following the conclusion of any applicable phase-in period applicable to a director or executive, in the event that such individual does not satisfy the ownership requirement as of any measurement date, then we may implement such conditions, restrictions or limitations on such individual as we determine to be necessary or appropriate in order to achieve the purposes of our equity ownership guidelines.

Tax and Accounting Considerations

Deductibility of Executive Compensation

While the compensation committee generally considers the tax implications to us of its executive compensation decisions, such implications were not a material consideration in the compensation awarded to our named executive officers in 2021. Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to public companies for compensation in excess of $1 million paid in any one year to each of certain of the company’s current and former executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law in December 2017 eliminated the performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid in any one year to each of the specified officers that is not covered by the transition rules will not be deductible by us.

Accounting for Stock-Based Compensation

We follow FASB ASC 718 for our stock-based compensation awards. FASB ASC 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Compensation Risk Assessment

We believe that our executive compensation program does not encourage excessive or unnecessary risk taking. As described more fully above, we structure our pay to consist of both fixed and variable compensation, particularly in connection with our pay-for-performance compensation philosophy. We believe this structure motivates our executives to produce short- and long-term results that are in the best interests of our company and our stockholders in order to attain our ultimate objective of increasing stockholder value, and we have established, and our compensation committee endorses, several controls to address and mitigate compensation related risk. These include equity ownership guidelines for our executive officers and our directors and an anti-hedging policy. As a result, we do not believe that our compensation programs are reasonably likely to have a material adverse effect on us.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on this review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

Respectfully submitted,

The Compensation Committee of the Board of Directors

Gary Sender, Chair

Rosana Kapeller-Libermann

Nancy A. Thornberry

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth information regarding compensation awarded to, earned by or paid to each of our named executive officers for the periods presented.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)		Total ($)
Ramy Farid	2021	620,000	7,470,776	390,600	12,101	(3)	8,493,477
President and Chief Executive Officer	2020	525,800	7,499,672	473,220	11,901		8,510,593
	2019	478,000	—	143,400	11,701		633,101
Joel Lebowitz	2021	410,000	1,992,207	172,200	12,101	(3)	2,586,508
Former Chief Financial Officer(4)
Karen Akinsanya	2021	460,000	3,984,414	193,200	12,101	(3)	4,649,715
President, R&D Therapeutics(5)	2020	400,000	1,679,025	240,000	11,901		2,330,926
	2019	330,000	—	99,000	11,701		440,701
Robert Abel	2021	356,000	3,984,414	149,520	10,251	(6)	4,500,185
Chief Computational Scientist and Head of Modeling R&D
Patrick Lorton	2021	352,000	3,984,414	147,840	10,251	(6)	4,494,505
Chief Technology Officer

(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. See Note 9 to our consolidated financial statements in our annual report on Form 10-K, which was filed with the SEC on February 24, 2022, regarding assumptions underlying the valuation of equity awards. These amounts reflect the accounting cost for these stock options and do not reflect the actual economic value that may be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)

The amounts reported in the “Non-Equity Incentive Plan Compensation” column reflect annual cash incentive payments earned by our named executive officers for their performance in 2021, 2020 and 2019, respectively, under the Senior Executive Incentive Compensation Plan. For a description of the plan, see “—Annual Performance-based Cash Incentive” above.

(3)

Represents (i) premiums of $501 paid by us during 2021 with respect to group life, accidental death and dismemberment and long-term disability insurance policies consistent with those provided to all of our employees, and (ii) matching contributions of $11,600 made by us under our 401(k) plan.

(4)	In February 2022, Mr. Lebowitz retired as our chief financial officer.

(5)	In February 2022, Dr. Akinsanya was promoted from Executive Vice President and Chief Biomedical Scientist, Head of Discovery R&D to President of R&D, Therapeutics.

(6)

Represents (i) premiums of $501 paid by us during 2021 with respect to group life, accidental death and dismemberment and long-term disability insurance policies consistent with those provided to all of our employees, and (ii) matching contributions of $9,750 made by us under our 401(k) plan.

Grants of Plan Based Awards for 2021

The following table sets forth information concerning each grant of an award made to a named executive officer during the fiscal year ended December 31, 2021 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. The cash awards were made under our Senior Executive Incentive Compensation Plan and the equity awards were made under our 2020 Equity Incentive Plan. Each cash award or equity grant was authorized by our compensation committee, or board of directors, as applicable. For more information on equity acceleration benefits under specified circumstances, see “—Employment, Severance and Change in Control Arrangements.”

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold ($)	Target ($)	Maximum ($)
Ramy Farid		—	372,000	—	—
	2/27/2021					150,000	102.48	7,470,776

Joel Lebowitz(5)		—	164,000	—	—
	2/27/2021					40,000	102.48	1,992,207
Karen Akinsanya		—	184,000	—	—
	2/27/2021					80,000	102.48	3,984,414

Robert Abel		—	142,400	—	—
	2/27/2021					80,000	102.48	3,984,414

Patrick Lorton		—	140,800	—	—
	2/27/2021					80,000	102.48	3,984,414

(1)

Amounts shown in the target column reflect the target amounts, payable under our Senior Executive Incentive Compensation Plan as described above under “Annual Performance-based Cash Incentives.” There is no threshold or maximum payout. Actual amounts paid are presented in the Summary Compensation Table above.

(2)	Stock options subject to time-based vesting criteria established by the compensation committee and described in the footnotes to the “Outstanding Equity Awards at Fiscal Year End” table below.
(3)	The exercise price per share of these stock options is equal to the closing price of our common stock on the grant date.
(4)	The amounts listed represent the aggregate fair value amount computed as of the grant date of the awards granted in accordance with FASB ASC Topic 718. See Note 9 to our consolidated financial statements in our annual report on Form 10-K, which was filed with the SEC on February 24, 2022, regarding assumptions underlying the valuation of equity awards.

(5)

Mr. Lebowitz served as our chief financial officer until February 28, 2022. After his retirement, Mr. Lebowitz has continued to assist us under the terms of a consulting agreement more fully described above under “Consulting Agreement with Joel Lebowitz” above.

Outstanding Equity Awards at December 31, 2021

The following table sets forth information regarding all outstanding stock options held by each of our named executive officers as of December 31, 2021. For more information on equity acceleration benefits under specified circumstances, see “—Employment, Severance and Change in Control Arrangements.”

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Ramy Farid	66,886	—	(1)	1.20	1/7/2023
	160,527	—	(1)	3.07	5/10/2026
	250,824	83,608	(2)	4.34	11/29/2028
	410,795	485,485	(3)	17.00	2/5/2030
	—	150,000	(4)	102.48	2/27/2031
Joel Lebowitz(5)	22,295	61,313	(6)	4.34	11/29/2028
	10,311	26,811	(3)	17.00	2/5/2030

	—	40,000	(4)	102.48	2/27/2031
Karen Akinsanya	3,345	—	(1)	2.92	10/10/2027
	—	13,378	(7)	3.22	8/3/2028
	26,476	16,722	(2)	4.34	11/29/2028
	71,787	108,691	(3)	17.00	2/5/2030
	—	80,000	(4)	102.48	2/27/2031
Robert Abel	4,459	6,689	(2)	4.34	11/29/2028
	22,295	72,461	(3)	17.00	2/5/2030
	—	80,000	(4)	102.48	2/27/2031
Patrick Lorton	2,229	3,345	(2)	4.34	11/29/2028
	36,476	50,723	(3)	17.00	2/5/2030
	—	80,000	(4)	102.48	2/27/2031

(1)	This option is fully vested.

(2)

This option vests over four years, with 25% of the original number of shares underlying such option having vested on December 31, 2019, and 2.0833% of the original number of shares underlying such option vesting thereafter in equal monthly installments through December 31, 2022, subject to continued service.

(3)

This option vests over four years, with 25% of the original number of shares underlying such option having vested on February 5, 2021, and 2.0833% of the original number of shares underlying such option vesting thereafter in equal monthly installments through February 5, 2024, subject to continued service.

(4)

This option vests over four years, with 25% of the original number of shares underlying such option having vested on February 27, 2022, and 2.0833% of the original number of shares underlying such option vesting thereafter in equal monthly installments through February 27, 2025, subject to continued service.

(5)

As of February 28, 2022, the vesting of Mr. Joel Lebowitz’s option awards is subject to his continued service under his consulting agreement and transition agreement, which are more fully described below under the heading “Consulting Agreement with Joel Lebowitz.” The exercise period for Mr. Lebowitz’s vested stock option awards was extended to nine months from the cessation of service under the consulting agreement. Upon the expiration or termination of the consulting agreement, the vesting of Mr. Lebowitz’s options will cease.

(6)

This option vests over four years, with 25% of the original number of shares underlying such option having vested on November 14, 2019, and 2.0833% of the original number of shares underlying such option vesting thereafter in equal monthly installments through November 14, 2022, subject to continued service.

(7)	This option vests over four years, in equal yearly installments through May 14, 2022.

Option Exercises and Stock Vested in 2021

The following table sets forth information concerning option exercises for each of our named executive officers during the fiscal year ended December 31, 2021:

	Option Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)
Ramy Farid	—	—
Joel Lebowitz	56,966	4,309,155
Karen Akinsanya	57,246	3,154,999
Robert Abel	78,551	4,649,371
Patrick Lorton	7,836	395,900

(1)	The value realized when the stock options were exercised represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the stock options.

Employment, Severance and Change in Control Arrangements

Employment Agreements and Other Arrangements

We have entered into employment agreements with each of our named executive officers. These agreements set forth the terms of employment with us, including initial base salary and benefits.

Employment Agreement with Ramy Farid. We entered into an employment agreement with Ramy Farid, dated May 11, 2010. Under the employment agreement, Dr. Farid is an at-will employee and his employment may be terminated by us or by him at any time, for any reason, upon 30 days’ written or verbal notice. In the event we elect to terminate Dr. Farid’s employment immediately without 30 days’ notice, he is entitled to continued payment of his then-current base salary and continued benefit coverage for a period of 30 days following such termination. The employment agreement provides that Dr. Farid’s salary may be increased or decreased in our sole discretion. Dr. Farid’s current base salary is $651,000.

Employment Agreement with Joel Lebowitz. We entered into an employment agreement with Joel Lebowitz, dated November 14, 2018. Under the employment agreement, Mr. Lebowitz was an at-will employee and his employment may be terminated by us or by him at any time, for any reason, upon 30 days’ written or verbal notice. Mr. Lebowitz retired effective as of February 28, 2022. The transition, separation and release of claims agreement, or the transition agreement, described below governs the terms of his retirement.

Consulting Agreement with Joel Lebowitz. We entered into a consulting agreement with Joel Lebowitz, effective following Mr. Lebowitz’s retirement from the company. Under the consulting agreement, Mr. Lebowitz has agreed to provide financial consulting and advisory services to us.  In consideration for such services, we have agreed to pay Mr. Lebowitz monthly consulting fees of $3,500 for up to ten hours of services performed and an additional $350 per hour for each hour of service performed in excess of ten hours in any given month, subject to certain limitations. In addition, for so long as Mr. Lebowitz is providing services to us as a consultant, the outstanding stock options previously granted to Mr. Lebowitz by us will continue to vest and become exercisable in accordance with the applicable equity plans and stock option agreements and any vested stock options will be exercisable until the earlier of the original expiration of such stock option or the date that is nine months following the cessation of services provided by Mr. Lebowitz pursuant to the consulting agreement, subject to certain requirements. The consulting agreement automatically terminates (i) three months after its effective date, unless extended or earlier terminated by mutual agreement of the parties or (ii) upon a revocation of Mr. Lebowitz’s release of claims in favor of us. In addition, either we or Mr. Lebowitz may terminate the consulting agreement upon a material breach by the other party of the consulting agreement or the transition agreement if such breach remains uncured following ten days written notice.

Employment Agreement with Karen Akinsanya. We entered into an employment agreement with Karen Akinsanya, dated May 14, 2018. Under the employment agreement, Dr. Akinsanya is an at-will employee and her employment may be terminated by us or by her at any time, for any reason, upon 30 days’ written or verbal notice. In the event we elect to terminate Dr. Akinsanya’s employment immediately without 30 days’ notice, she is entitled to continued payment of her then-current base salary for a period of 30 days following such termination. The employment agreement provides that Dr. Akinsanya’s salary may be increased or decreased thereafter in our sole discretion. Dr. Akinsanya’s current base salary is $520,000.

Employment Agreement with Robert Abel. We entered into an employment agreement with Robert Abel, dated March 9, 2009. Under the employment agreement, Dr. Abel is an at-will employee and his employment may be terminated by us or by him at any time, for any reason, upon 30 days’ written or verbal notice. In the event we elect to terminate Dr. Abel’s employment immediately without 30 days’ notice, he is entitled to continued payment of his then-current base salary and continued benefit coverage for a period of 30 days following such termination. The employment agreement provides that Dr. Abel’s salary may be increased or decreased in our sole discretion. Dr. Abel’s current base salary is $374,000.

Employment Agreement with Patrick Lorton. We entered into an employment agreement with Patrick Lorton, dated September 11, 2006. Under the employment agreement, Mr. Lorton is an at-will employee and his employment may be terminated by us or by him at any time, for any reason, upon 30 days’ written or verbal notice. In the event we elect to terminate Mr. Lorton’s employment immediately without 30 days’ notice, he is entitled to continued payment of his then-current base salary and continued benefit coverage for a period of 30 days following such termination. The employment agreement provides that Mr. Lorton’s salary may be increased or decreased in our sole discretion. Mr. Lorton’s current annualized base salary is $370,000.

Employee Non-Competition, Non-Solicitation, Confidentiality, and Assignment of Inventions

As part of their employment agreements, each of our named executive officers has agreed to certain standard non-competition, non-solicitation, confidential information, and assignment of invention restrictions. Pursuant to their employment agreements, each of our named executive officers has agreed that we own all developments that are made, created, developed, conceived or reduced to practice by such officer, alone or with others, (i) in the course of employment with us, whether during regular working hours or other hours, or (ii) during the period of employment with us, whether or not in the course of such employment, to the extent the same is related to our business or actual or demonstrably anticipated research or development or is made, created, developed, conceived or first reduced to practice with the time, private or proprietary information, or facilities of our company, our subsidiaries or our other affiliates, which we refer to collectively as the Schrödinger Companies. In addition, each of our named executive officers has agreed not to, during his or her employment and for a period of one year thereafter, (i) solicit or encourage any customers, prospective customers, vendors, strategic partners or business associates of the Schrödinger Companies to cease or reduce their relationship with the Schrödinger Companies or to refrain from establishing or expanding a relationship with Schrödinger Companies, (ii) solicit or induce any employees, consultants, sales agents, contract researchers, contract programmers or other independent agents of the Schrödinger Companies or of certain D. E. Shaw group entities to cease employment or retention with the Schrödinger Companies or such D. E. Shaw group entities, or (iii) hire or engage any employee of the Schrödinger Companies or of certain D. E. Shaw group entities. Each of our named executive officers has agreed not to, during the term of his or her employment, knowingly engage in any activity or business which is the same nature as, or substantively similar to, our business or an activity or business which a Schrödinger Company is developing and of which such named executive officer has knowledge, and to protect our confidential and proprietary information indefinitely.

Executive Severance and Change in Control Benefits Plan

The Amended and Restated Executive Severance and Change in Control Benefits Plan, which we refer to as the Severance Plan, initially became effective following the closing of our initial public offering and was amended and restated in April 2021. The Severance Plan provides severance benefits to certain of our executives, including our named executive officers, if their employment is terminated by us without “cause” or, only in connection with a “change in control” of our company, they terminate employment with us for “good reason” (as each of those terms is defined in the Severance Plan).

Under the Severance Plan, if we terminate an eligible executive’s employment without cause prior to or more than 12 months following the closing of a change in control of our company, the executive is entitled to (i) continue receiving his or her base salary for a specified period (in the case of Dr. Farid, for 12 months, in the case of Mr. Lebowitz, for nine months and, in the case of each of Dr. Akinsanya, Dr. Abel and Mr. Lorton, for six months) following the date of termination, (ii) company contributions to the cost of health care continuation under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, for up to 12 months following the date of termination, and (iii) the amount of any unpaid annual bonus determined by our board of directors in its discretion to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination.

The Severance Plan also provides that, if, within 12 months following the closing of a change in control of our company, we terminate an eligible executive’s employment without cause or such executive terminates his or her employment with us for good reason, the executive is entitled to (i) a single lump-sum payment equal to a percentage of his or her annual base salary (in the case of Dr. Farid, 100%, in the case of Mr. Lebowitz, 75%, and, in the case of each of Dr. Akinsanya, Dr. Abel and Mr. Lorton, 50%), (ii) a single lump sum payment in an amount equal to a percentage of his or her target annual bonus for the year in which the termination of employment occurs or for the year in which the change in control occurs, if greater (in the case of Dr. Farid, 100%, in the case of Mr. Lebowitz, 75%, and, in the case of each of Dr. Akinsanya, Dr. Abel and Mr. Lorton, 50%), (iii) company contributions to the cost of health care continuation under COBRA for up to 12 months following the date of termination of employment (18 months in the case of Dr. Farid), and (iv) the amount of any unpaid annual bonus determined by our board of directors to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination. In addition, all of the executive’s outstanding unvested equity awards that vest solely based on the passage of time will vest and become fully exercisable or non-forfeitable on the date of such termination.

To the extent that any severance or other compensation payment to any of our executives pursuant to the Severance Plan, any employment agreement or any other agreement constitutes an “excess parachute payment” within the meaning of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, then such executive will receive the full amount of such severance and other payments, or a reduced amount intended to avoid the application of Sections 280G and 4999, whichever provides the executive with the highest amount on an after-tax basis.

All payments and benefits provided under the Severance Plan are contingent upon the execution and effectiveness of a release of claims by the executive in our favor and continued compliance by the executive with any proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement to which we and the executive are party.

Transition Agreement with Joel Lebowitz

Pursuant to the transition agreement we entered into with Mr. Lebowitz in connection with his retirement as our chief financial officer in February 2022, Mr. Lebowitz is entitled to receive the following payments and benefits: (i) salary continuation payments of his monthly base salary for nine months following the retirement in the aggregate amount of $322,500; (ii) payment on Mr. Lebowitz’s behalf of the portion of the premiums that the Company pays on behalf of other active, similarly-situated employees for group health and/or dental insurance coverage under COBRA, if Mr. Lebowitz timely elects to receive such coverage, until the earlier of 18 months following February 28, 2022 or the date on which Mr. Lebowitz becomes eligible to receive group health insurance coverage through another employer; and (iii) certain equipment previously provided to Mr. Lebowitz in connection with his employment for use in his home office; provided, in each case, that Mr. Lebowitz complies with his obligations under the transition agreement and his continuing obligations under his employment agreement.

Potential Payments Upon Termination or Change in Control

The following table sets forth potential payments upon termination and change in control that would be made to our named executive officers, assuming that such termination or change in control occurred on December 31, 2021, after giving effect to the Severance Plan. In addition to the amounts shown in the table below, each named executive officer would be entitled to receive payments for base salary through the date of termination, payment for any reimbursable business expenses incurred, and the amount of any unpaid annual cash incentive payment determined by our board of directors in its discretion to be payable to the executive for any completed bonus period which ended prior to the date of such executive’s termination or resignation.

Name	Benefit	Change in Control (Without Termination of Employment) ($)	Resignation For Good Reason or Termination Without Cause Within 12 Months Following a Change in Control ($)		Termination Without Cause Prior to or More than 12 Months Following a Change in Control ($)
Ramy Farid	Severance Payments	—	620,000	(1)	620,000	(2)
	Bonus Payment	—	390,600	(3)	—
	Continuation of Benefits	—	13,699	(4)	9,133	(5)
	Market Value of Stock Vesting	—	11,205,405	(6)	—
	Total	—	12,229,704		629,133
Joel Lebowitz(7)	Severance Payments	—	307,500	(8)	307,500	(9)
	Bonus Payment	—	129,150	(10)	—
	Continuation of Benefits	—	27,988	(5)	27,988	(5)
	Market Value of Stock Vesting	—	2,347,474	(6)	—

	Total	—	2,812,112		335,488
Karen Akinsanya	Severance Payments	—	230,000	(11)	230,000	(12)
	Bonus Payment	—	96,600	(13)	—
	Continuation of Benefits	—	27,988	(5)	27,988	(5)
	Market Value of Stock Vesting	—	2,870,693	(6)	—

	Total	—	3,225,281		257,988
Robert Abel	Severance Payments	—	178,000	(11)	178,000	(12)
	Bonus Payment	—	74,760	(13)	—
	Continuation of Benefits	—	16,259	(5)	16,259	(5)
	Market Value of Stock Vesting	—	1,495,927	(6)	—

	Total	—	1,764,946		194,259
Patrick Lorton	Severance Payments	—	176,000	(11)	176,000	(12)
	Bonus Payment	—	73,920	(13)	—
	Continuation of Benefits	—	19,151	(5)	19,151	(5)
	Market Value of Stock Vesting	—	1,006,380	(6)	—

	Total	—	1,275,451		195,151

(1)Represents a lump sum payment equal to 100% of executive’s annual base salary.

(2)Represents 12 monthly payments of executive’s monthly base salary from the time of termination.

(3)Represents a lump sum payment equal to 100% of the executive’s target annual cash incentive bonus.

(4)Represents the cost of continued health and dental benefits under COBRA. These benefits are payable until 18 months following termination.

(5)Represents the cost of continued health and dental benefits under COBRA. These benefits are payable until 12 months following termination.

(6)Represents the acceleration of vesting of 100% of the unvested equity awards held by the named executive officer. The value of the acceleration would be equal to the shares subject to unvested options multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2021, or $34.83 per share.

(7)Mr. Lebowitz resigned as chief financial officer effective February 28, 2022. For information regarding Mr. Lebowitz’s transition agreement and his separation payments, please refer to “Transition Agreement with Joel Lebowitz” and “Consulting Agreement with Joel Lebowitz” above.

(8)Represents a lump sum payment equal to 75% of the executive’s annual base salary.

(9)Represents 9 monthly payments of executive’s monthly base salary from the time of termination.

(10)Represents a lump sum payment equal to 75% of the executive’s target annual cash incentive bonus.

(11)Represents a lump sum payment equal to 50% of the executive’s annual base salary.

(12)Represents 6 monthly payments of executive’s monthly base salary from the time of termination.

(13)Represents a lump sum payment equal to 50% of the executive’s target annual cash incentive bonus.

Rule 10b5-1 Sales Plans

Our directors and executive officers have adopted and may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from the director or officer. A Rule 10b5-1 plan may be amended or terminated in some circumstances. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material, nonpublic information or restricted under our insider trading policy.

Director Compensation

Non-Employee Director Compensation Policy

Our board of directors has adopted a non-employee director compensation policy that is designed to provide a total compensation package that enables us to attract and retain, on a long-term basis, high caliber non-employee directors.

Under our non-employee director compensation policy currently in effect, the fees payable to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chair Supplemental Annual Fee
Board of Directors	$45,000	$35,000
Audit Committee	$10,000	$10,000
Compensation Committee	$7,500	$7,500
Nominating and Corporate Governance Committee	$5,000	$5,000
Drug Discovery Committee	$5,000	$5,000

The foregoing fee structure was in effect during 2021, except that the member annual fee for service on the board of directors during 2021 was $40,000.

Under our director compensation policy, effective February 1, 2022, each non-employee director will receive, upon his or her initial election or appointment to our board of directors, an option to purchase a number of shares of our common stock having an aggregate value of $380,000 as of the grant date, determined using a Black-Scholes valuation model (as amended from an option to purchase 17,471 shares of our common stock under our director compensation policy in effect during 2021). Each of these options will vest as to one-third of the shares of our common stock underlying such option on each of the first, second and third anniversaries of the grant. Further, on the date of the first board meeting held after each annual meeting of stockholders commencing with this Annual Meeting, each non-employee director will receive an option to purchase a number of shares of our common stock having an aggregate value of $190,000 as of the grant date, determined using a Black-Scholes valuation model (as amended from an option to purchase 8,736 shares of our common stock under our director compensation policy in effect during 2021); provided, however, that for a non-employee director who was initially elected to our board of directors within the 12 months preceding the annual meeting of stockholders, the number of shares subject to such option shall be pro-rated on a monthly basis for time in service. Each of these options will vest on the twelve-month anniversary of the date of grant of the award (or, if earlier, the date of the next annual meeting of stockholders following the date of grant of the award). All options issued to our non-employee directors under our director compensation policy will be issued at exercise prices equal to the fair market value of our common stock on the date of grant, will vest based on continued service, and will become exercisable in full upon specified change in control events.

We also reimburse our non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of our board of directors and any committee of our board of directors on which he or she serves.

Director Compensation Table

The table below shows all compensation awarded to, earned by or paid to our non-employee directors during the year ended December 31, 2021.

Name	Fees Earned or Paid in cash ($)	Option Awards ($)(1)(2)	All Other Compensation ($)		Total ($)
Michael Lynton	95,000	321,942		—	416,942
Jeffrey Chodakewitz, M.D.	55,000	321,942		—	376,942
Richard A. Friesner, Ph.D.	40,000	321,942	390,250	(3)	752,192
Gary Ginsberg	50,000	321,942		—	371,942
Rosana Kapeller-Libermann, M.D., Ph.D.	52,500	321,942		—	374,442
Gary Sender	75,000	321,942		—	396,942
Nancy A. Thornberry	52,466	321,942		—	374,408
Timothy M. Wright, M.D.(4)	24,375	—		—	24,375

(1)

The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of options awarded during the year computed in accordance with the provisions of FASB ASC 718. The amounts reported reflect the aggregate grant date fair value with respect to options to purchase 8,736 shares of common stock granted to each of our non-employee directors during 2021 for their service on the board of directors.  See Note 9 to our consolidated financial statements appearing in our annual report on Form 10-K, which was filed with the SEC on February 24, 2022, regarding assumptions underlying the valuation of equity awards. These amounts reflect the accounting cost for these stock options and do not reflect the actual economic value that may be realized by the directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)

As of December 31, 2021, the aggregate number of shares of our common stock subject to outstanding option awards for each non-employee director serving during 2021 was as follows: Mr. Lynton, 76,908 shares; Dr. Chodakewitz, 33,952 shares; Dr. Friesner, 717,264 shares; Mr. Ginsberg, 33,952 shares; Dr. Kapeller-Libermann, 74,154 shares; Mr. Sender, 33,001 shares; Ms. Thornberry, 68,465 shares, and Dr. Wright, 0 shares.

(3)

Represents consulting fees paid to Dr. Friesner in connection with his consulting agreement. For further information about our consulting agreement with Dr. Friesner, as well our transactions with Dr. Friesner and his employer, Columbia University, see “Transactions with Related Persons” below.

(4)	Dr. Wright did not stand for re-election at the 2021 annual meeting of stockholders.

Dr. Farid, one of our directors who also serves as our president and chief executive officer, does not receive any additional compensation for his service as a director. Dr. Farid is one of our named executive officers and, accordingly, the compensation that we pay to Dr. Farid is discussed above under “—Summary Compensation Table” and “Executive and Director Compensation—Compensation Discussion and Analysis.”

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table contains information about our 2010 Stock Plan, 2020 Plan, our 2020 Employee Stock Purchase Plan, or 2020 ESPP, and our 2021 Inducement Equity Incentive Plan, as of December 31, 2021.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2010 Stock Plan	2,541,868	$3.99	—
2020 Plan(1)	4,888,523	$42.37	2,032,987	(1)
2020 ESPP(2) — —			586,845
Equity compensation plans not approved by security holders
2021 Inducement Equity Incentive Plan(3)	249,950	$58.55	250,050

Total	7,680,341	$30.19	2,283,037

(1)

As of December 31, 2021, 2,032,987 shares of our common stock were available for issuance under the 2020 Plan. The number of shares reserved for issuance under the 2020 Plan will be increased (x) on each January 1 through January 1, 2025 by a number of shares of common stock equal to the smaller of (i) 1.5% of the sum of (A) the outstanding shares of common stock, (B) the outstanding shares of limited common stock, and (C) the outstanding stock options granted by us (which sum we refer to as the “outstanding equity”), calculated on the last business day of the prior fiscal year or (ii) the number of shares of common stock determined by our board of directors and (y) on each January 1 beginning with January 1, 2026 through January 1, 2030, by a number of shares of common stock equal to the smaller of (i) 1.0% of the outstanding equity, calculated on the last business day of the prior fiscal year or (ii) the number of shares of common stock determined by our board of directors. The shares of common stock underlying any awards that are expired, forfeited, canceled, repurchased or are otherwise terminated by us under the 2020 Plan or the 2010 Plan are added back to the shares of common stock available for issuance under the 2020 Plan. On January 1, 2022, the shares under the 2020 Plan were increased by 1,180,186 shares pursuant to the annual increase described above.

(2)	As of December 31, 2021, 586,845 shares of our common stock were reserved for issuance under the 2020 ESPP.
(3)

In February 2021, we adopted the 2021 Inducement Equity Incentive Plan, pursuant to which we may grant stock options, restricted stock, restricted stock units and other stock-based awards to persons who (a) were not previously an employee or director or (b) are commencing employment with us following a bona fide period of non-employment, in either case, as an inducement material to such person’s entry into employment with us and in accordance with the requirements of the Nasdaq Stock Market Rule 5635(c)(4). Neither consultants nor advisors shall be eligible to participate in the plan.  The maximum number of shares of common stock reserved for issuance under the plan is 500,000.  Such a plan was not adopted by our stockholders.  The plan is administered by our board of directors, with authority delegated by our board of directors to our compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2021, we have engaged in the following transactions in which (i) the amounts involved exceeded $120,000 and (ii) any of our directors, executive officers or holders of more than 5% of our voting securities, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest, other than the compensation arrangements with our directors and named executive officers described elsewhere in this proxy statement.

Share Exchange Agreement with Bill & Melinda Gates Foundation Trust

On January 24, 2020, we entered into an amended and restated share exchange agreement, or the Share Exchange Agreement, with the Bill & Melinda Gates Foundation Trust, a holder of more than 5% of our voting securities, pursuant to which the Bill & Melinda Gates Foundation Trust has the right to exchange any of their shares of common stock for limited common stock. The Bill & Melinda Gates Foundation Trust has not exchanged any shares of common stock for limited common stock pursuant to the Share Exchange Agreement in 2021 or 2022.

Relationship with Richard Friesner

Consulting Agreement with Richard Friesner

We are party to a consulting agreement with Richard Friesner dated July 1, 1999, as amended, pursuant to which Dr. Friesner provides certain services related to enhancing, improving and further developing of our molecular modeling software. Dr. Friesner is one of our co-founders and has been a member of our board of directors since 1990. Under the consulting agreement, we paid Dr. Friesner $390,250 for consulting services during 2021. Under his consulting agreement, we have agreed to pay Dr. Friesner a monthly consulting fee of $33,333 from January 1, 2022 through June 30, 2022, of which $100,000 was paid as of the date hereof.

Columbia License Agreements and Royalty Payments to Columbia University and Richard Friesner

We have entered into various license agreements with the Trustees of Columbia University, or Columbia University, pursuant to which we license software and code from Columbia University in exchange for our obligation to make specified royalty payments to Columbia University. For a description of certain of our license agreements with Columbia University, see “Item 1. Business—License Agreements with Columbia University” in our annual report on Form 10-K for the year ended December 31, 2021. Dr. Friesner, the William P. Schweitzer Professor of Chemistry at Columbia University and the principal investigator of the Friesner Research Group, a research laboratory within the Department of Chemistry at Columbia University, and one of our co-founders and a member of our board of directors, was the inventor of certain of the technologies licensed to us pursuant to certain of our license agreements with Columbia University. Columbia University distributes a portion of the royalties we pay to it pursuant to such license agreements to Dr. Friesner and to Dr. Friesner’s laboratory at Columbia University. Columbia University distributed $178,684 to Dr. Friesner on account of royalties we paid to Columbia University in 2021. Columbia University distributed $304,782 to Dr. Friesner’s laboratory on account of royalties we paid to Columbia University in 2021.

Gift to Columbia University for Richard Friesner’s Laboratory

On May 31, 2019, we entered into a letter agreement with the Trustees of Columbia University in the City of New York, or the Trustees of Columbia University, pursuant to which we agreed to provide a gift of up to $1,500,000, in five annual installments of $300,000 beginning on June 30, 2019, to the Trustees of Columbia University to establish the Computational Chemistry & Pharmaceutical Sciences Research Fund at Columbia University. Such gift will be used to support Dr. Friesner’s laboratory at Columbia University. As of the date hereof, we have provided $900,000 of the $1,500,000 gift to the Trustees of Columbia University.

Relationship with Gates Ventures, LLC

We entered into an agreement with Gates Ventures, LLC, effective as of June 23, 2020, in connection with a research project to develop an atomistic simulation platform that is capable of modeling key chemical processes controlling the performance of active materials in an operating battery. As of the date hereof, we have received $2,000,000 pursuant to the agreement ($1,000,000 of which was received in 2021), and we are entitled to receive additional $1,000,000 payments on or around the second anniversary of our entry into the agreement, subject to us providing certain progress reports to the Trustees of Columbia University in the City of New York. Gates Ventures, LLC is controlled by William H. Gates III, who may be deemed to be the beneficial owner of more than 5% of our voting securities.

Relationship with David Shaw

Services Agreement with D. E. Shaw India Private Limited

Schrödinger, LLC, our wholly owned subsidiary, was party to a services agreement, or the Services Agreement, dated as of June 25, 2013 and effective as of January 1, 2013, with D. E. Shaw India Private Limited (f/k/a D. E. Shaw India Software Private Limited), or DESIS. Following the formation in September 2021 of our Indian subsidiary, Schrödinger India Private Limited, DESIS and Schrödinger India Private Limited entered into a transition services agreement, or the Transition Services Agreement, and the Services Agreement was terminated, effective January 14, 2022. DESIS is wholly owned by D. E. Shaw & Co., L.P., or DESCO LP. David E. Shaw, who was a beneficial owner of more than 5% of our voting securities during the year ended December 31, 2021, is a limited partner of DESCO LP and the president and sole shareholder of D. E. Shaw & Co., Inc., which is the general partner of DESCO LP. Pursuant to the Services Agreement, DESIS provided a number of services to Schrödinger, LLC, including development and maintenance of software, support for technical and scientific research projects, programming, functional testing and validation of products and support for our data entry team. Schrödinger, LLC paid to DESIS $1,887,559 and $618,824 for such services in 2021 and 2022 (through January 14, 2022 upon termination of the Services Agreement), respectively.  David E. Shaw ceased to be a beneficial owner of more than 5% of our voting securities in December 2021.

Agreements with D. E. Shaw Research LLC

From time to time, Schrödinger, LLC, our wholly owned subsidiary, has engaged in transactions with D. E. Shaw Research, LLC, or DESRES. David E. Shaw, who was a beneficial owner of more than 5% of our voting securities during the year ended December 31, 2021, is the chief scientist and a member of DESRES and the president and sole shareholder of D. E. Shaw & Co., II, Inc., the sole member of D. E. Shaw Technology Development, LLC, or DESTECH, which is the managing member of DESRES.

Schrödinger, LLC sold licenses to a number of our software products to DESRES in exchange for aggregate consideration of $272,164 and $142,046 in 2021 and 2022 (through March 31, 2022), respectively.

On March 14, 2013, Schrödinger, LLC entered into a license and software development agreement with DESRES. Pursuant to the agreement, Schrödinger, LLC and DESRES agreed to develop and commercialize a software product, referred to as the Desmond/GPU Product, which combines certain of our software with certain DESRES software related to molecular simulation in connection with graphic processing units, which we refer to as the GPU DESRES Software. Under the agreement, Schrödinger, LLC and DESRES license each other’s software so as to enable (i) Schrödinger, LLC and DESRES to market and distribute the Desmond/GPU Product and (ii) Schrödinger, LLC to market and distribute any of our other products, or the Other Schrödinger Products, incorporating or statically or dynamically linking to any portion of the GPU DESRES Software. Schrödinger, LLC pays to DESRES a royalty equal to a low double-digit percentage of annual payments received by Schrödinger, LLC for licensing, leasing, renting or providing maintenance on the Desmond/GPU Product and any Other Schrödinger Product. Such royalties are calculated on a graduated basis and are payable in perpetuity. In addition, in the event Schrödinger, LLC performs services using the Desmond/GPU Product or Other Schrödinger Products on behalf of or in collaboration with third parties, Schrödinger, LLC pays to DESRES a single-digit royalty on the services fees that directly relate to such usage. Schrödinger, LLC paid to DESRES $3,628,330 and $1,223,530 in royalties in 2021 and 2022 (through March 31, 2022), respectively. To the extent DESRES were to commercially market or distribute the Desmond/GPU Product, we would be entitled to a royalty equal to a mid-double digit percentage of annual payments received by DESRES for licensing, leasing, renting or providing maintenance on the Desmond/GPU Product. Such royalties are calculated on a graduated basis and are payable in perpetuity. DESRES does not currently commercially sell or license the Desmond/GPU Product, and as such, DESRES did not pay us any royalties from January 1, 2021 through the date hereof.

On May 20, 2014, Schrödinger, LLC entered into an amended and restated license and software development agreement with DESRES. Pursuant to the agreement, Schrödinger, LLC and DESRES agreed to develop and commercialize a software product, or the Software Product, which combines certain of our software with certain DESRES software related to molecular simulation for central processing units, or the DESRES Software. Under the agreement, Schrödinger, LLC and DESRES license each other’s software so as to enable (i) Schrödinger, LLC and DESRES to market and distribute the Software Product, and (ii) Schrödinger, LLC to market and distribute any of our other products, or the Other Schrödinger Software Products, incorporating or statically or dynamically linking to any portion of the DESRES Software. Schrödinger, LLC pays to DESRES a royalty equal to a low-double-digit percentage of annual payments received by Schrödinger, LLC for licensing, leasing, renting or providing maintenance on the Software Product and any Other Schrödinger Software Product. Such royalties are calculated on a graduated basis and are payable in perpetuity. In addition, in the event Schrödinger, LLC performs services using the Software Product or Other Schrödinger Software Products on behalf of or in collaboration with third parties, Schrödinger, LLC pays to DESRES a single-digit royalty on the services fees that directly relate to such usage. The royalties are graduated and are payable in perpetuity. Under the agreement, Schrödinger, LLC paid to DESRES

$148,231 and $42,925 in aggregate royalties in 2021 and 2022 (through March 31, 2022), respectively. To the extent DESRES were to commercially market or distribute the Software Product, we would be entitled to a royalty equal to a mid double-digit percentage of annual payments received by DESRES for licensing, leasing, renting or providing maintenance on the Software Product. Such royalties are calculated on a graduated basis and are payable in perpetuity. DESRES does not currently commercially sell or license the Software Product, and as such, DESRES did not pay us any royalties from January 1, 2019 through the date hereof.

Under both license and software development agreements, Schrödinger, LLC provides certain maintenance and support services for end users using the software product under unpaid non-commercial licenses. In consideration of these maintenance and support services, DESRES paid to Schrödinger, LLC $54,684 and $13,836 in 2021 and 2022 (through March 31, 2022), respectively.

David E. Shaw ceased to be beneficial owner of more than 5% of our voting securities in December 2021.

Registration Rights

We are a party to an investor rights agreement with certain holders of our voting securities, including some of our 5% stockholders and their affiliates. This investor rights agreement provides these holders the right, subject to certain conditions, to demand that we file a registration statement or to request that their shares be covered by a registration statement that we are otherwise filing.

Indemnification Agreements

Our certificate of incorporation provides that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with all of our directors and executive officers. These indemnification agreements may require us, among other things, to indemnify each such director or executive officer for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by him or her in any action or proceeding arising out of his or her service as one of our directors or executive officers.

Policies and Procedures for Related Person Transactions

Our board of directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which our company is a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, or 5% stockholders, or their immediate family members, each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our chief legal officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our audit committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the audit committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the audit committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the audit committee will review and consider:

•	the related person’s interest in the related person transaction;
•	the approximate dollar value of the amount involved in the related person transaction;
•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•	whether the transaction was undertaken in the ordinary course of our business;
•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and
•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

Our audit committee may approve or ratify the transaction only if it determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, our best interests. Our audit committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our board of directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity, whether or not the person is also a director of the entity, that is a participant in the transaction where the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction and the amount involved in the transaction is less than the greater of $200,000 or 5% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our certificate of incorporation or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by our compensation committee in the manner specified in the compensation committee’s charter.

We did not have a written policy regarding the review and approval of related person transactions prior to our initial public offering in February 2020. Nevertheless, with respect to such transactions, it was the practice of our board of directors to consider the nature of and business reasons for such transactions, how the terms of such transactions compared to those which might be obtained from unaffiliated third parties and whether such transactions were otherwise fair to and in the best interests of, or not contrary to, our best interests.

PRINCIPAL STOCKHOLDERS

Unless otherwise provided below, the following table sets forth information with respect to the beneficial ownership of our capital stock as of April 19, 2022 by:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known to us to be the beneficial owner of 5% or more of our capital stock.

The column entitled “Percentage of Shares Beneficially Owned” is based on a total of 61,973,968 shares of our common stock and 9,164,193 shares of our limited common stock outstanding as of April 19, 2022.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock and limited common stock. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days after April 19, 2022, are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock and limited common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Schrödinger, Inc., 1540 Broadway, 24th Floor, New York, New York 10036.

	Number of Shares Beneficially Owned			Percentage of Shares Beneficially Owned
Name of Beneficial Owner	Common Stock	Limited Common Stock		Common Stock	Limited Common Stock
5% Stockholders
Bill & Melinda Gates Foundation Trust (1)	6,981,664	9,164,193		11.3%	100.0%
The Vanguard Group (2)	4,815,058	—		7.8	—
Directors and Named Executive Officers					—
Ramy Farid (3)	1,267,211	—		2.0%	—
Joel Lebowitz(4)	78,132	—		*	—
Karen Akinsanya(5)	172,037	—		*	—
Robert Abel(6)	71,263	—		*	—
Patrick Lorton(7)	126,022	—		*	—
Michael Lynton(8)	76,908	—		*	—
Jeffrey Chodakewitz(9)	25,546	—		*	—
Richard A. Friesner (10)	1,722,012	—		2.8	—
Gary Ginsberg(11)	25,546	—		*	—
Rosana Kapeller-Libermann(12)	66,350	—		*	—
Gary Sender(13)	21,296	—		*	—
Nancy A. Thornberry(14)	53,834	—		*	—
All executive officers and directors as a group (12 persons)(15)	3,810,667		—	5.9	—

*	Less than 1%

(1)

Based solely on a Schedule 13G filed by the Bill & Melinda Gates Foundation Trust, or the Trust, on February 12, 2021. Consists of (i) 6,981,664 shares of common stock held by the Trust, and (ii) 9,164,193 shares of limited common stock held by the Trust. For purposes of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, all shares beneficially owned by the Trust may be deemed to be beneficially owned by William H. Gates III and Melinda French Gates, as Co-Trustees of the Trust. The address of the Trust is 2365 Carillon Point, Kirkland, Washington 98033.

(2)

Based solely on a Schedule 13G/A filed by The Vanguard Group, or Vanguard, on February 10, 2022. Vanguard is deemed to be the beneficial owner of 4,815,058 shares of common stock, with respect to which it reported shared voting power over 87,847 shares, sole dispositive power over 4,686,192 shares and shared dispositive power over 128,866 shares. The principal business address of Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(3)

Consists of (i) 184,432 shares of common stock held by Dr. Farid and (ii) 1,082,779 shares of common stock underlying options held by Dr. Farid that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.

(4)	Consists of 78,132 shares of common stock underlying options held by Mr. Lebowitz that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(5)	Consists of 172,037 shares of common stock underlying options held by Dr. Akinsanya that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(6)	Consists of 71,263 shares of common stock underlying options held by Dr. Abel that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(7)

Consists of (i) 49,218 shares of common stock held by Mr. Lorton and (ii) 76,804 shares of common stock underlying options held by Mr. Lorton that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.

(8)	Consists of 76,908 shares of common stock underlying options held by Mr. Lynton that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(9)	Consists of 25,546 shares of common stock underlying options held by Dr. Chodakewitz that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(10)

Consists of (i) 504,450 shares of common stock held by Dr. Friesner, (ii) 694,925 shares of common stock held by RF 2018 GRAT, of which Dr. Friesner is trustee, (iii) 494,309 shares of common stock underlying options held by Dr. Friesner that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date, and (iv) 28,328 shares held by Dr. Friesner's spouse. Dr. Friesner has pledged 373,450 of shares held by him as collateral for a loan.

(11)	Consists of 25,546 shares of common stock underlying options held by Mr. Ginsberg that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(12)	Consists of 66,350 shares of common stock underlying options held by Dr. Kapeller-Libermann that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(13)	Consists of 21,296 shares of common stock underlying options held by Mr. Sender that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(14)	Consists of 53,834 shares of common stock underlying options held by Ms. Thornberry that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.
(15)

Consists of (i) 1,466,484 shares of common stock and (ii) 2,344,183 shares of common stock underlying options that are exercisable as of April 19, 2022 or will become exercisable within 60 days after such date.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The audit committee has reviewed our audited consolidated financial statements for the fiscal year ended December 31, 2021 and our internal control over financial reporting as of December 31, 2021 and has discussed them with the Company’s management and KPMG LLP, the Company’s independent registered public accounting firm.

The audit committee has also received from, and discussed with, KPMG LLP various communications that KPMG LLP is required to provide to the audit committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

In addition, KPMG LLP provided the audit committee with the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and we have discussed with the Company’s independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

This report of the audit committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

By the audit committee of the board of directors of Schrödinger, Inc.

Gary Sender

Gary Ginsberg

Michael Lynton

April 28, 2022

STOCKHOLDER PROPOSALS FOR OUR 2023 ANNUAL MEETING OF STOCKHOLDERS

A stockholder who would like to have a proposal considered for inclusion in our 2023 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a-8 of the Exchange Act so that it is received by us no later than December 29, 2022. However, if the date of the 2023 annual meeting of stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2023 annual meeting of stockholders. SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement. Stockholder proposals should be addressed to Schrödinger, Inc., 1540 Broadway, 24th Floor, New York, New York 10036.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our amended and restated bylaws establish an advance notice procedure for such nominations and proposals. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

Under the advance notice provisions, the required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs. For stockholder proposals to be brought before the 2023 annual meeting of stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than February 15, 2023, and no later than March 17, 2023.

STOCKHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for notices and, if applicable, our annual report and other proxy materials, with respect to two or more stockholders sharing the same address by delivering a single notice and, if applicable, a single set of our annual report and proxy materials, addressed to those stockholders. This practice, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our Notice of Availability, and if applicable, our proxy materials. A single Notice of Availability and, if applicable, a single copy of our annual report and our proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Availability and, if applicable, a separate set of our annual report and proxy materials in the future, please notify your broker or contact us. If you wish to receive a separate set of our annual report and proxy materials for this year’s Annual Meeting, we will deliver them promptly upon written or oral request. Stockholders who currently receive multiple copies of the Notice of Availability, and, if applicable, our annual report and other proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers or us. To contact us, direct your written or oral request to: Schrödinger, Inc., 1540 Broadway, 24th Floor, New York, New York 10036, Attention: Corporate Secretary, (212) 295-5800 or contact Investor Relations at (212) 295-5800.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting. If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

APPENDIX A

SCHRÖDINGER, INC.

2022 EQUITY INCENTIVE PLAN

1.Purpose

The purpose of this 2022 Equity Incentive Plan (the “Plan”) of Schrödinger, Inc., a Delaware corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders.  Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan.  Each person who is granted an Award under the Plan is deemed a “Participant.”  The Plan provides for the following types of awards, each of which is referred to as an “Award”:  Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), RSUs (as defined in Section 7), Other Stock-Based Awards (as defined in Section 8) and Cash-Based Awards (as defined in Section 8).  Any type of Award may be granted as a Performance Award under Section 9.  Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award.  The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.Administration and Delegation

(a)Administration by Board of Directors.  The Plan will be administered by the Board.  The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable.  The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan.  The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award.  All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)Appointment of Committees.  To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”).  All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or officers.

(c)Delegation to Officers. Subject to any requirements of applicable law (including as applicable Sections 152 and 157(c) of the General Corporation Law of the State of Delaware), the Board may delegate to one or more officers of the Company the power to grant Awards (subject to any limitations under the Plan) to employees or officers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of Awards to be granted by such officers, the maximum number of shares subject to Awards that the officers may grant, and the time period in which such Awards may be granted; and provided further, that no officer shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

(d)Awards to Non-Employee Directors.  Awards to non-employee directors will be granted and administered by a Committee, all of the members of which are independent directors as defined by Section 5605(a)(2) of the Nasdaq Marketplace Rules.

4.Stock Available for Awards

(a)Number of Shares; Share Counting.

(1)Authorized Number of Shares.  Subject to adjustment under Section 10, Awards may be made under the Plan (any or all of which Awards may be in the form of Incentive Stock Options, as defined in Section 5(b)) for up to a number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”), as is equal to the sum of:

(A)5,000,000 shares of Common Stock; and

(B)such additional number of shares of Common Stock (up to 10,605,822 shares) as is equal to the sum of (x) the number of shares of Common Stock reserved for issuance under the Company’s 2020 Equity Incentive Plan (the “2020 Plan”) that remain available for grant under the 2020 Plan immediately prior to the date that the Plan is approved by the Company’s stockholders (the “Effective Date”) and (y) the number of shares of Common Stock subject to awards granted under the 2020 Plan and under the Company’s 2010 Stock Plan that are outstanding as of the Effective Date and which awards expire, terminate or are otherwise surrendered, cancelled, forfeited or repurchased by the Company at their original issuance price pursuant to a contractual repurchase right (subject, however, in the case of Incentive Stock Options to any limitations under the Code).

Shares of Common Stock issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)Share Counting.  For purposes of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):

(A)all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan;  provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)to the extent that an RSU may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C)if any Award (i) expires or is terminated, surrendered or cancelled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR or an RSU that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR;

(D)shares of Common Stock delivered (either by actual delivery, attestation or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; and

(E)shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.

(b)Limit on Awards to Non-Employee Directors.  The maximum aggregate amount of cash and value of Awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director shall not exceed $750,000 in the case of an incumbent director; provided, however, that such maximum aggregate amount shall not exceed $1,000,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of election or appointment; and provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limit. The Board may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.  For the avoidance of doubt, this limitation shall not apply to cash or Awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company.

(c)Substitute Awards.  In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof.  Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan.  Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1), except as may be required by reason of Section 422 and related provisions of the Code.

5.Stock Options

(a)General.  The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as the Board considers necessary or advisable.

(b)Incentive Stock Options.  An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of Schrödinger, Inc., any of Schrödinger, Inc.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code.  An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.”  The Company shall have no liability to a Participant, or any other person, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)Exercise Price.  The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined.  The exercise price shall be specified in the applicable Option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date.  “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1)if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2)if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

(3)if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Code Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly.  The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can, use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.

The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

(d)Duration of Options.  Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)Exercise of Options.  Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised.  Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)Payment Upon Exercise.  Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)in cash or by check, payable to the order of the Company;

(2)except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(3)to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5)to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, by payment of such other lawful consideration as the Board may determine; or

(6)by any combination of the above permitted forms of payment.

(g)Limitation on Repricing.  Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10):  (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option; (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option; (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Nasdaq Stock Market or any other exchange or marketplace on which the Company’s stock is listed or traded (the “Exchange”).

(h)No Reload Options.  No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)No Dividend Equivalents.  No Option shall provide for the payment or accrual of dividend equivalents.

6.Stock Appreciation Rights

(a)General.  The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b).  The date as of which such appreciation is determined shall be the exercise date.

(b)Measurement Price.  The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement.  The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c)Duration of SARs.  Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)Exercise of SARs.  SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)Limitation on Repricing.  Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 10):  (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR; (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(c)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR; (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board); or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

(f)No Reload SARs.  No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g)No Dividend Equivalents.  No SAR shall provide for the payment or accrual of dividend equivalents.

7.Restricted Stock; RSUs

(a)General.  The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award.  The Board may also grant Restricted Stock Units, entitling the recipient to receive shares of Common Stock or cash to be delivered at the time such Award vests or on a deferred basis (“RSUs”).

(b)Terms and Conditions for Restricted Stock and RSUs.  The Board shall determine the terms and conditions of Restricted Stock and RSUs, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)Additional Provisions Relating to Restricted Stock.

(1)Dividends.  Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares.  Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock.  No interest will be paid on Unvested Dividends.

(2)Stock Certificates/Issuance.  The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions.  At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary (as defined below).

(d)Additional Provisions Relating to RSUs.

(1)Settlement.  Upon the vesting of and/or lapsing of any other restrictions with respect to each RSU, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof.  The Board may provide that settlement of RSUs shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A.

(2)Voting Rights.  A Participant shall have no voting rights with respect to any RSUs.

(3)Dividend Equivalents.  The Award agreement for RSUs may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”).  Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement.  Dividend Equivalents with respect to RSUs will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which paid.  No interest will be paid on Dividend Equivalents.

8.Other Stock-Based and Cash-Based Awards

(a)General.  The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”).  Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled.  Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.  The Company may also grant Awards denominated in cash rather than shares of Common Stock (“Cash-Based Awards”).

(b)Terms and Conditions.  Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award or Cash-Based Award, including any purchase price applicable thereto.

(c)Dividend Equivalents.  The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents.  Dividend Equivalents may be credited to an account for the Participant and may be settled in cash and/or shares of Common Stock, in each case to the extent provided in the applicable Award agreement.  Dividend Equivalents with respect to Other-Stock Based Awards will be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid.  No interest will be paid on Dividend Equivalents.

9.Performance Awards.

(a)Grants.  Awards under the Plan may be made subject to the achievement of performance goals pursuant to this Section 9 (“Performance Awards”).

(b)Performance Measures.  The Board may specify that the degree of granting, vesting and/or payout of any Performance Award shall be subject to the achievement of one or more performance measures established by the Board, which may be based on the relative or absolute attainment of specified levels of one or any combination of the following, and which may be determined pursuant to generally accepted accounting principles (“GAAP”) or on a non-GAAP basis, as determined by the Board:  (i) the entry into an arrangement or agreement with a third party for the development, commercialization, marketing or distribution of products, services or technologies, or for conducting a research program to discover and develop a product, service or technology, and/or the achievement of milestones under such arrangement or agreement, including events that trigger an obligation or payment right; (ii) achievement of domestic and international regulatory milestones, including the submission of filings required to advance products, services and technologies in clinical development and the achievement of approvals by regulatory authorities relating to the commercialization of products, services and technologies; (iii) the achievement of discovery, preclinical and clinical stage scientific objectives, discoveries or inventions for products, services and technologies under research and development; (iv) the entry into or completion of a phase of clinical development for any product, service or technology, such as the entry into or completion of phase 1, 2 and/or 3 clinical trials; (v) the consummation of debt or equity financing transactions, or acquisitions of business, technologies and assets; (vi) new product or service releases; (vii) the achievement of qualitative or quantitative performance measures set forth in operating plans approved by the Board from time to time; (viii) specified levels of product sales, net income, earnings before or after discontinued operations, interest, taxes, depreciation and/or amortization, operating profit before or after discontinued operations and/or taxes, sales, sales growth, earnings growth, cash flow or cash position, gross margins, stock price, market share, return on sales, assets, equity or investment; (ix) improvement of financial ratings; (x) achievement of balance sheet or income statement objectives; (xi) total stockholder return or stock price; (xii) other comparable measures of financial and operational performance; and/ or (xiii) any other measure selected by the Board.   Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated.  The Board may specify that such performance measures shall be adjusted to exclude any one or more of:  (I) extraordinary items; (II) gains or losses on the dispositions of discontinued operations; (III) the cumulative effects of changes in accounting principles; (IV) the writedown of any asset; (V) fluctuation in foreign currency exchange rates; (VI) charges for restructuring and rationalization programs; (VII) non-cash, mark-to-market adjustments on derivative instruments; (VIII) amortization of purchased intangibles; (IX) the net impact of tax rate changes; (X) non-cash asset impairment charges; (XI) gains on extinguishment of the tax receivable agreement; and (XII) any other factors as the Board may determine.  Such performance measures:  (A) may vary by Participant and may be different for different Awards; (B) may be particular to a Participant or the department, branch, line of business, subsidiary or other unit in which the Participant works and may cover such period as may be specified by the Board; and (C) may cover such period as may be specified by the Board.  The Board shall have the authority to make equitable adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or the financial statements of the Company, in response to changes in applicable laws or regulations or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles.

(c)Adjustments.  The Board may adjust the cash or number of shares payable pursuant to such Performance Award, and the Board may, at any time, waive the achievement of the applicable performance measures.

(d)Dividends; Dividend Equivalents. Notwithstanding its designation as a Performance Award, no Option or SAR shall provide for the payment or accrual of dividend equivalents in accordance with Sections 5(i) and 6(g), as applicable, any dividends declared and paid by the Company with respect to shares of Restricted Stock shall be subject to Section 7(c)(i), and any right to receive Dividend Equivalents on an award of RSUs and Other Stock-Based Awards shall be subject to Sections 7(d)(1) and 8(c), as applicable.

10.Adjustments for Changes in Common Stock and Certain Other Events

(a)Changes in Capitalization.  In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU and each Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board.  Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)Reorganization Events.

(1)Definition.  A “Reorganization Event” shall mean:  (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is canceled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant):

(i) provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof);

(ii) upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/ or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice;

(iii) provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event;

(iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor;

(v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings); and

(vi) any combination of the foregoing.

In taking any of the actions permitted under this Section 10(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

(B)Notwithstanding the terms of Section 10(b)(2)(A)(i), in the case of outstanding RSUs that are subject to Section 409A: (i) if the applicable RSU agreement provides that the RSUs shall be settled upon a

“change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 10(b)(2)(A)(i) and the RSUs shall instead be settled in accordance with the terms of the applicable RSU agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 10(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A, and the acquiring or succeeding corporation does not assume or substitute the RSUs pursuant to clause (i) of Section 10(b)(2)(A), then the unvested RSUs shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)For purposes of Section 10(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(D)The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event.  The Company shall provide reasonable notice to Participants of any such limitation on exercise.

(3)Consequences of a Reorganization Event on Restricted Stock.  Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost.  Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

11.General Provisions Applicable to Awards

(a)Transferability of Awards.  Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award.

References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.  For the avoidance of doubt, nothing contained in this Section 11(a) shall be deemed to restrict a transfer to the Company.

(b)Documentation.  Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine.  Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)Termination of Status.  The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights, or receive any benefits, under an Award.  “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)Withholding.  The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award.  The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages.  If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations.  Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise.  If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined or approved by the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined or approved by, the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award.  Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e)Amendment of Award.  Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings and Section 12(d) with respect to amendments to the Plan, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option.  The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 10.

(f)Conditions on Delivery of Stock.  The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)Acceleration.  The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

12.Miscellaneous

(a)No Right To Employment or Other Status.  No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company.  The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)No Rights As Stockholder; Clawback.  Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares.  In accepting an Award under the Plan, the Participant agrees to be bound by any clawback policy that the Company has in effect or may adopt in the future.

(c)Effective Date and Term of Plan.  The Plan shall become effective on the Effective Date.  No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)Amendment of Plan.  The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that (i) neither Section 5(g) nor Section 6(e) requiring stockholder approval of any Option or SAR repricing may be amended without stockholder approval; (ii) no amendment that would require stockholder approval under the rules of the national securities exchange on which the Company then maintains its primary listing will be effective unless and until the Company’s stockholders approve such amendment; and (iii) if the national securities exchange on which the Company then maintains its primary listing does not have rules regarding when stockholder approval of amendments to equity compensation plans is required (or if the Company’s Common Stock is not then listed on any national securities exchange), then no amendment to the Plan (A) materially increasing the number of shares authorized under the Plan (other than pursuant to Section 4(c) or 10), (B) expanding the types of Awards that may be granted under the Plan, or (C) materially expanding the class of participants eligible to participate in the Plan shall be effective unless and until the Company’s stockholders approve such amendment.  In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval.  Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 12(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.  No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (2) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e)Authorization of Sub-Plans (including for Grants to non-U.S. Employees).  The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions.  The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable.  All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that to be bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(g)Limitations on Liability.  Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in his or her capacity as a director, officer, employee or agent of the Company.  The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)Governing Law.  The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Delaware.

Logo Schrodinger SCHRODINGER, INC. 1540 BROADWAY, 24TH FLOOR NEW YORK, NY 10036 Logo SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting – Go to www.proxyvote. Com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting – Go to www.virtualshareholdermeeting.com/SDGR2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed int the box marked by the arrow available and follow the instructions. There will be no physical location at which stockholders may attend the meeting. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided o return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D85575-P72344 KEEP THIS PROTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SCHRODINGER, INC. The Board of Directors recommends you vote FOR the election of each of the following Class II directors to serve until the 2025 Annual Meeting of Stockholders: 1. Election of Class II Directors Nominees: 1a. Jeffrey Chodakewitz 1b. Michael Lynton 1c. Nancy A. Thornberry For Against Abstain The Board of Directors recommends you vote FOR the following proposal: For Against Abstain The Board of Directors recommends you vote FOR the following proposal: 2. Approval of an advisory vote on executive compensation. For Against Abstain NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote ONE YEAR for the following proposal: One Year Two Year Three Years Abstain 3. Holding an advisory vote on the frequency of future executive compensation advisory votes. The Board of Directors recommends you vote FOR the following proposal: 4. Approval of the Schrodinger, Ince. 2022 Equity Incentive Plan 5. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D85576-P72344 SCHRODINGER, INC. Annual Meeting of Stockholders June 15, 2022 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Ramy Farid and Yvonne Tran, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SCHRODINGER, INC. that stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 15, 2022, virtually at www.virtualshareholdermeeting.com/SDGR2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side

Graphic Schrodinger SCHRODINGER INC. 1540 BROADWAY, 24TH FLOOR NEW YORK, NY 10036 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting – Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting – Go to www.virtualshareholdermeeting.com/SDGR2022 You may attend the meeting via the Internet and vote during meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. There will be no physical location at which stockholders may attend the meeting. VOTE BY PHONE – 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until Use 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and ate your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D85577-P72344 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY SCHRODINGER, INC. The Board of Directors recommends you vote FOR the following proposal: 2. Approval of an advisory vote on executive compensation. For Against Abstain The Board of Directors recommends you vote FOR the following proposal: For Against Abstain The Board of Directors recommends you vote ONE YEAR for the following proposal: One Years Two Years Three Years Abstain 3. Holding an advisory vote on the frequency of future executive compensation advisory votes. The Board of Directors recommends you vote FOR the following proposal: 4. Approval of the Schrodinger, Inc. 2022 Equity Incentive Plan. For Against Abstain 5. Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WIHITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D85578-P72344 SCHRODINGER, INC. Annual Meeting of Stockholders June 15, 2022 10:00 AM Eastern Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Ramy Farid and Yvonne Tran, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on reverse side of this ballot, all of the shares of capital stock of SCHRODINGER, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 AM, Eastern Time on June 15, 2022, virtually at www.virtualshareholdermeeting.com/SDGR2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting or any adjournment or postponement thereof. Continued and to be signed on reverse side